UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TD Ameritrade Holding Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
February 12, 2015

The Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”) will be held at the Company’s corporate headquarters facility, 200 South 108th Avenue in Omaha, Nebraska on Thursday, February 12, 2015, at 9:00 a.m., Central Standard Time. You may also attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/amtd2015, where you will be able to vote electronically and submit questions during the meeting.
At the annual meeting the following items of business will be considered:

1)	The election of four nominees recommended by the board of directors to the board of directors;

2)	An advisory vote on executive compensation; and

3)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.

Only stockholders of record at the close of business on December 15, 2014 will be entitled to notice of and to vote at the meeting.

We have adopted the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) to most of our stockholders instead of a paper copy of this Proxy Statement and our 2014 Annual Report. The Internet Availability Notice contains instructions on how to access and review those documents over the Internet. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice.

Your vote is very important. Whether or not you plan to attend the Annual Meeting (in person or virtually via the Internet), please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your Internet Availability Notice. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person or virtually via the Internet. Proxies are being solicited on behalf of the board of directors.
By Order of the Board of Directors
E l l e n L . S . K o p l o w ,
S e c r e t a r y

Omaha, Nebraska
January 2, 2015

i

GENERAL INFORMATION ABOUT THE MEETING

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2015 Annual Meeting of Stockholders of TD Ameritrade Holding Corporation (the “Company”). The 2015 Annual Meeting will be held on Thursday, February 12, 2015 at 9:00 a.m., Central Standard Time, at the Company’s corporate headquarters facility, 200 South 108th Avenue in Omaha, Nebraska and via the Internet at www.virtualshareholdermeeting.com/amtd2015, where you will be able to vote electronically and submit questions during the meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about January 2, 2015.
Q u o r u m a n d V o t i n g R e q u i r e m e n t s
The Company has one class of common stock. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on December 15, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 543,276,926 shares of common stock issued and outstanding.
This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of four Class I directors recommended by the board of directors, an advisory vote on executive compensation and ratification of the appointment of the Company’s independent registered public accounting firm. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxies in accordance with the directions given. Where no instructions are indicated on any such proxy, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. At this time, we are unaware of any matters, other than described above in the Notice of Annual Meeting of Stockholders, that may properly come before the Annual Meeting. If any other matters come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.
The accompanying proxy is solicited from the holders of the Company’s common stock on behalf of the board of directors of the Company. A proxy is revocable at any time by giving written notice of revocation to the secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy via the Internet, telephone or mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting (in person or via the Internet) may revoke their proxies and vote in person. Stockholders attending the Annual Meeting via the Internet should follow the instructions at www.virtualshareholdermeeting.com/amtd2015 in order to vote at the meeting.
A quorum consisting of at least a majority of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or shares that are “broker non-votes,” will be considered present at the Annual Meeting for purposes of determining a quorum. Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of the Company’s independent registered public accounting firm. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors recommended by the board of directors and the advisory vote on executive compensation.

GENERAL INFORMATION ABOUT THE MEETING

V o t i n g E l e c t r o n i c a l l y
In order to vote online or via telephone before the Annual Meeting, go to the www.ProxyVote.com Web site or call the toll-free number on the proxy card or Internet Availability Notice and follow the instructions. If you choose not to vote by telephone or electronically, please complete and return the proxy card in the pre-addressed, postage-paid envelope provided. You may also vote while attending the meeting on the Internet.

If you received an Internet Availability Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Availability Notice. If you would like to receive future stockholder materials electronically, please enroll at
http://enroll.icsdelivery.com/AMTD. Please have the proxy card you received available when accessing the site.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

B o a r d o f D i r e c t o r s
The Company’s certificate of incorporation divides the Company’s board of directors into three classes, with four directors per class and with each class being elected to a staggered three-year term. J. Joe Ricketts, the Company’s founder, certain members of his family and trusts established for their benefit (collectively, the “Ricketts holders”) owned approximately 12% of our common stock as of the Record Date. The Toronto-Dominion Bank, a Canadian chartered bank, owned approximately 41% of our common stock as of the Record Date. References to “TD” or “TD Bank Group” in this Proxy Statement refer to The Toronto-Dominion Bank and its subsidiaries. In connection with the Company’s January 24, 2006 acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), the Ricketts holders, TD and the Company entered into a stockholders agreement, as amended (the “Stockholders Agreement”). Under the Stockholders Agreement, the Company’s board of directors consists of twelve members, up to five of whom may be designated by TD, up to three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company, and a minimum of three of whom are outside independent directors who are nominated by the Outside Independent Directors (“OID”) Committee and then approved by TD and the Ricketts holders. The right of each of TD and the Ricketts holders to designate directors is subject to their maintenance of specified ownership thresholds of Company common stock, as set forth in the Stockholders Agreement. See discussion under “STOCK OWNERSHIP AND RELATED INFORMATION – Stockholders Agreement” for additional information regarding the terms of the Stockholders Agreement. As of the Record Date, based on their respective ownership positions in the Company, TD may designate five members of the board of directors and the Ricketts holders may designate one member. Because TD and the Ricketts holders collectively own more than 50% of the voting power of the outstanding common stock of the Company, the Company qualifies as a “controlled company” for purposes of New York Stock Exchange (“NYSE”) Rule 303A and therefore is exempt from specified director independence requirements of NYSE.

The board of directors has nominated the following persons as directors to be voted upon at the 2015 Annual Meeting: W. Edmund Clark, Karen E. Maidment, Mark L. Mitchell and Fredric J. Tomczyk, as Class I directors to serve terms ending at the 2018 Annual Meeting. Mr. Clark and Ms. Maidment are designees of TD. Mr. Mitchell is an outside independent director. Mr. Tomczyk is the chief executive officer of the Company. Marshall A. Cohen, Bharat B. Masrani, Todd M. Ricketts and Allan R. Tessler are Class II directors serving terms ending at the 2016 Annual Meeting. Lorenzo A. Bettino, Dan W. Cook III, Joseph H. Moglia and Wilbur J. Prezzano are Class III directors serving terms ending at the 2017 Annual Meeting. The board of directors has determined that Ms. Maidment and Messrs. Bettino, Cohen, Cook, Mitchell, Moglia, Prezzano, Todd M. Ricketts and Tessler are independent as defined in NYSE Rule 303A.02.
The board of directors knows of no reason why any of Messrs. Clark, Mitchell and Tomczyk and Ms. Maidment might be unavailable to serve as directors, and each has expressed an intention to serve if elected. If any of Messrs. Clark, Mitchell and Tomczyk and Ms. Maidment is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. With the exception of the Stockholders Agreement, there are no arrangements or understandings between any of the persons nominated to be a Class I director and any other person pursuant to which any of such nominees was selected.
The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting and voting, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the election of each of Messrs. Clark, Mitchell and Tomczyk and Ms. Maidment as Class I directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF W. EDMUND CLARK, KAREN E. MAIDMENT, MARK L. MITCHELL AND FREDRIC J. TOMCZYK AS CLASS I DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.
N o m i n e e s t o B o a r d o f D i r e c t o r s

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
W. Edmund Clark	67	Retired Group President and Chief Executive Officer, TD Bank Group; Vice Chairman of the Company.	2006	Class I 2018
Karen E. Maidment	56	Director, The Toronto-Dominion Bank	2010	Class I 2018
Mark L. Mitchell	54	Principal, CNH Partners, LLC	1996(1)	Class I 2018
Fredric J. Tomczyk	59	President and Chief Executive Officer of the Company	2008(2)	Class I 2018

(1) Mr. Mitchell previously served on the Company's board of directors from December 1996 to January 2006 and was reelected in November 2006.
(2) Mr. Tomczyk previously served on the Company's board of directors from January 2006 to June 2007 and was reelected in October 2008 when he became the chief executive officer of the Company.

W. Edmund Clark served as group president and chief executive officer of TD Bank Group from December 2002 until he retired on October 31, 2014. From July 2000 until December 2002, Mr. Clark served as president and chief operating officer of TD Bank Group. Prior to joining TD, Mr. Clark was president and chief executive officer of Canada Trust Financial Services. Mr. Clark was a director of TD and TD Bank, N.A. (a wholly-owned subsidiary of TD) until his retirement from TD. He is also a member of the advisory council for Habitat for Humanity Toronto. In 2010, Mr. Clark was named Outstanding CEO of the Year by Canadian Business magazine and was appointed to the Order of Canada, one of Canada’s highest distinctions. He was also named to Barron’s annual list of the world’s best CEOs in 2012 and 2013. Mr. Clark graduated from the University of Toronto with a Bachelor of Arts degree. He earned his Master’s degree and Doctorate in Economics from Harvard University.

Mr. Clark is one of the five directors designated by TD. Mr. Clark has significant financial services experience, serving as group president and chief executive officer of TD Bank Group since 2002. His financial services expertise is important for his role as vice chairman of the Company’s board of directors.
Karen E. Maidment has served as a director of the Company since August 2010. Ms. Maidment was chief financial and administrative officer of Bank of Montreal (“BMO”) Financial Group, a financial services organization, from 2007 to 2009, and was responsible for all global finance operations, risk management, legal and compliance, tax, communications and mergers and acquisitions. From 2000 to 2007 she served as the chief financial officer of BMO Financial Group. Ms. Maidment held several executive positions with Clarica Life Insurance Company from 1988 to 2000, including chief financial officer. Ms. Maidment currently serves on the

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

board of directors of TD and TransAlta Corporation. Ms. Maidment holds a Bachelor of Commerce degree from McMaster University and is a Chartered Accountant. In 2000, she was named a Fellow of the Institute of Chartered Accountants of Ontario.
Ms. Maidment is one of the five directors designated by TD. She brings leadership skills and significant financial services experience to the board of directors, having most recently served as chief financial and administrative officer of BMO Financial Group. Her financial expertise and experience in risk management and compliance are important for her role as a member of the Audit Committee and Risk Committee.
Mark L. Mitchell served as a director of the Company from December 1996 until January 2006 and served as a member of the Company’s board of advisors in 1993. He was reelected as a director in November 2006. Mr. Mitchell is a principal at CNH Partners, LLC, an investment management firm, which he co-founded in 2001. He was a finance professor at Harvard University from 1999 to 2003 and was a finance professor at the University of Chicago from 1990 to 1999. Mr. Mitchell was a senior financial economist for the Securities and Exchange Commission from 1987 to 1990. He was a member of the Nasdaq quality of markets committee from 2003 to 2005. He was a member of the economic advisory board of NASD from 1995 to 1998. Mr. Mitchell received a Ph.D. in Applied Economics and an M.A. in Economics from Clemson University and received a B.B.A. (summa cum laude) in Economics from the University of Louisiana at Monroe.
Mr. Mitchell is one of the five outside independent directors. He brings significant financial experience and extensive knowledge of the Company and the brokerage industry, serving as a principal and co-founder of an investment management firm and as a director of the Company since 1996.
Fredric J. Tomczyk is president and chief executive officer of the Company. Mr. Tomczyk has served in this position since October 2008. From July 2007 until his current appointment, he served as the Company’s chief operating officer and was responsible for all operations, technology, retail sales functions and the registered investment advisor channel. He served on the Company’s board of directors from January 2006 until June 2007. From May 2002 until joining the Company, he served as the vice chair of corporate operations for TD Bank Group. From March 2001 until May 2002, Mr. Tomczyk served as executive vice president of retail distribution for TD Canada Trust and from September 2000 until March 2001 served as executive vice president and later as president and chief executive officer of wealth management for TD Canada Trust. Prior to joining TD Canada Trust, he was president and chief executive officer of London Life. Mr. Tomczyk serves as a director of Liberty Property Trust and previously served as a director of Knight Capital Group, Inc. Mr. Tomczyk serves on Cornell University’s undergraduate business program advisory council. Mr. Tomczyk graduated from Cornell University with a Bachelor of Science, Applied Economics & Business Management. He subsequently obtained his Chartered Accountant designation. In 2006, he was elected as a Fellow of the Institute of Chartered Accountants of Ontario.
Mr. Tomczyk is the president and chief executive officer of the Company. He has significant financial services and management experience, having worked in the financial services industry for over 25 years.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

D i r e c t o r s N o t S t a n d i n g F o r E l e c t i o n

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
Lorenzo A. Bettino	54	Special Advisor, StarVest Partners, L.P.	2014	Class III 2017
Marshall A. Cohen	79	Counsel (retired), Cassels Brock & Blackwell LLP	2006	Class II 2016
Dan W. Cook III	79	Senior Advisor, MHT MidSpan	2005	Class III 2017
Bharat B. Masrani	58	Group President and Chief Executive Officer, TD Bank Group	2013	Class II 2016
Joseph H. Moglia	65	Head Football Coach, Coastal Carolina University; Chairman of the Company	2006	Class III 2017
Wilbur J. Prezzano	74	Director, The Toronto-Dominion Bank	2006	Class III 2017
Todd M. Ricketts	45	Director, Chicago Baseball Holdings, LLC	2011(1)	Class II 2016
Allan R. Tessler	78	Chairman and Chief Executive Officer of International Financial Group, Inc.	2006	Class II 2016

(1)	Mr. Todd Ricketts previously served on the Company’s board of directors from October 2011 to February 2014 and was reelected effective January 2015.
Lorenzo A. Bettino has served as a special advisor to StarVest Partners, L.P., a New York-based venture capital firm focused on technology-enabled business services in the U.S., since 2006. From 2001 until his current role, he served as a partner and managing director of Warburg Pincus LLC, where he was responsible for leading the firms investment activities in telecommunications and information technology. Mr. Bettino was a founding partner at Baker Capital from 1996 to 2001, a partner with Dillon Read Venture Capital from 1989 to 1996, and he held various management and technical positions with IBM from 1982 to 1989. Mr. Bettino has served on several private equity and venture capital backed corporate boards. Mr. Bettino holds a Bachelor of Science degree in electrical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

Mr. Bettino is one of the five outside independent directors. Mr. Bettino brings significant technological and financial expertise to the board of directors, having more than 25 years of technology-focused, venture capital and private equity investing experience.
Marshall A. Cohen is counsel (retired) to Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of The Molson Companies Limited from 1988 to 1996. Mr. Cohen currently serves as a director of TriMas Corporation. He was formerly a director of Gleacher and Company, Barrick Gold Corporation and TD. Mr. Cohen holds a Bachelors degree from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

Mr. Cohen is one of the five directors designated by TD. He brings leadership skills and operational and financial experience to the board of directors, having served as the president and chief executive officer of The Molson Companies Limited from 1988 to 1996. He brings insights to our board of directors through his service on other public company boards.
Dan W. Cook III has been a senior advisor to MHT MidSpan, an investment banking firm, since 2001. Mr. Cook is a retired partner of Goldman Sachs & Co., a leading global investment banking firm. Mr. Cook was a general partner with Goldman Sachs from 1977 to 1992 and served as a senior director from 1992 to 2000. Mr. Cook serves as trustee or director of several charitable organizations. Mr. Cook received an M.B.A. from Harvard Business School and a B.A. from Stanford University.
Mr. Cook is one of the five outside independent directors. Mr. Cook brings leadership skills and significant financial services experience to the board of directors, having worked in the financial services industry in senior roles at Goldman Sachs for more than 20 years.
Bharat B. Masrani is group president and chief executive officer of TD Bank Group. Mr. Masrani has served in this position since November 2014. From July 2013 until his current appointment, Mr. Masrani served as chief operating officer of TD Bank Group. Mr. Masrani served as group head, U.S. personal and commercial banking of TD Bank Group and president and chief executive officer of TD Bank US Holding Company and TD Bank, N.A from 2008 until 2013. From 2003 to 2008, he served as vice chairman and chief risk officer of TD Bank Group. Mr. Masrani joined TD Bank Group in 1987 as a commercial lending trainee and during his tenure with TD Bank Group he has served in various leadership positions, including senior vice president and chief executive officer of TD Waterhouse Investor Services in Europe, senior vice president of corporate finance and co-head in Europe, vice president and country head for India and vice president and head of corporate banking for Canada. Mr. Masrani is a director of TD and certain subsidiaries of TD, including TD Bank, N.A. and TD Bank USA, N.A. Mr. Masrani holds a Bachelor of Administrative Studies degree from

York University and a Master of Business Administration degree from the Schulich School of Business, York University.
Mr. Masrani is one of the five directors designated by TD. He brings significant leadership skills and operational and financial services experience to the board of directors, having served in several leadership positions with TD Bank Group.
Joseph H. Moglia was elected chairman of the Company’s board of directors effective October 1, 2008. Mr. Moglia has been head football coach of Coastal Carolina University since December 2011, and in March 2014 he was named chair of the athletics division, providing strategic oversight for the university's athletic program. He served as president and head coach of the Omaha Nighthawks of the United Football League during 2011. From March 2001 through September 2008 he served as the Company’s chief executive officer. Mr. Moglia joined the Company from Merrill Lynch, where he served as senior vice president and head of the investment performance and product group for Merrill’s private client division. He oversaw all investment products, as well as the firm’s insurance and 401(k) businesses. Mr. Moglia joined Merrill Lynch in 1984 and, by 1988, was the company’s top institutional sales person. In 1992 he became head of global fixed income institutional sales and in 1995 ran the firm’s municipal division before moving to its private client division in 1997. Prior to entering the financial services industry, Mr. Moglia was the defensive coordinator for Dartmouth College’s football team. He coached various teams for 16 years, authored a book on football and wrote 11 articles that were published in national coaching journals. Mr. Moglia serves on the board of trustees of the STRATCOM Consultation Committee and is a director for Creighton University and for the National Italian American Foundation. Mr. Moglia was formerly a director of AXA Financial, Inc. and of its subsidiaries, AXA Equitable Life Insurance Company, MONY Life Insurance Company and MONY Life Insurance Company of America. Mr. Moglia received an M.S. in Economics from the University of Delaware and a B.A. in Economics from Fordham University.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

Mr. Moglia is one of the five outside independent directors. Mr. Moglia has significant financial services and leadership experience, having served as the Company's chief executive officer from March 2001 through September 2008 and as head of the investment performance and product group for Merrill Lynch's private client division. His experience as our former chief executive officer provides him with insights that are useful in his current role as chairman of the board.
Wilbur J. Prezzano was employed with Eastman Kodak Company for over 30 years and served in various general management positions during that time, including as vice chairman of Eastman Kodak Company and chairman and president of Kodak’s greater China region, the positions that he held at the time of his retirement in 1996. Mr. Prezzano serves as a director of TD, Snyder’s-Lance, Inc. and Roper Industries, Inc. He was formerly a director of EnPro Industries, Inc. Mr. Prezzano received a Bachelor’s degree and Masters in Business Administration from the University of Pennsylvania Wharton School.
Mr. Prezzano is one of the five directors designated by TD. He brings leadership skills and financial experience to the board of directors, having served as the vice chairman of Eastman Kodak Company. He brings insights to our board of directors through his service on other public company boards.
Todd M. Ricketts has served as a director of Chicago Baseball Holdings, LLC since October 2009. Mr. Ricketts has managed his personal investment portfolio since 2001 and has been a managing co-owner of JBE Riding Group LLC, a bicycle retailer and service provider, since 2009. Previously, Mr. Ricketts served as corporate secretary and director of business development for the Company. He also served as the special assistant to the president for Knight Capital Group, Inc. and assisted with its initial public offering. Mr. Ricketts received a B.A. in economics from Loyola University Chicago. Todd M. Ricketts is the son of J. Joe Ricketts, founder of the Company.
Mr. Todd M. Ricketts is the director currently designated by the Ricketts holders. He brings business management and financial experience to the board of directors through his entrepreneurial and financial services industry experience. Mr. Todd M. Ricketts was reelected to the board of directors effective January 1, 2015, to replace Mr. J. Peter Ricketts, who resigned from the board directors effective December 31, 2014, as he was elected Governor of the State of Nebraska.
Allan R. Tessler has been chairman of the board and chief executive officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has previously served as chairman of the board of Epoch Holding Corporation (formerly J Net Enterprises), chief executive officer of J Net Enterprises, co-chairman and co-chief executive officer of Data Broadcasting Corporation (now known as Interactive Data Corporation), chairman of Enhance Financial Services Group, Inc. and chairman and principal stockholder of Great Dane Holdings. Mr. Tessler is the lead independent director and chair of the finance committee of L Brands, Inc. Mr. Tessler also serves as a director of Steel Partners Holdings L.P. He is a member of the board of governors of the Boys & Girls Clubs of America. Mr. Tessler holds a B.A. from Cornell University and an L.L.B. from Cornell University Law School.
Mr. Tessler is one of the five outside independent directors. He brings leadership skills and operational and financial services experience to the board of directors, having served as chief executive officer of J Net Enterprises and co-chief executive officer of Data Broadcasting Corporation. He brings insights to our board of directors through his service on other public company boards.
B o a r d M e e t i n g s a n d C o m m i t t e e s
The board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. The non-employee members and the independent members of our board of directors each meet in executive session without management present at each regularly scheduled in-person meeting of the board. These directors select a presiding director at these meetings on an ad-hoc basis. The board of directors has a policy requiring the separation of the roles of chief executive officer and chairman of the board because the board of directors believes it improves

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

the ability of the board to exercise its oversight role. Mr. Tomczyk serves as the chief executive officer and Mr. Moglia serves as chairman of the board. The chairman is responsible for managing the affairs of the board, with the objective that it is properly organized, functions effectively and fulfills its responsibilities. The chairman also works with the chief executive officer and the corporate secretary to establish the agenda for each board meeting and receives input from other directors as necessary or desired for the coordination of board activities. The separation of the roles of chief executive officer and chairman of the board does not affect risk oversight, which is the responsibility of the board of directors, primarily overseen by the Risk Committee. Our management team is responsible for managing risk, using risk management processes, policies and procedures to identify, measure and manage risks.

During the fiscal year ended September 30, 2014, the board of directors held five meetings. During fiscal year 2014, each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, directors are encouraged to attend. All of the then current directors attended the 2014 Annual Meeting of Stockholders.
The board of directors has established six standing committees: Audit, H.R. and Compensation, Corporate Governance, Outside Independent Directors, Non-TD Directors and Risk. The committee members are identified in the following table:

Director	Audit	H. R. and Compensation	Corporate Governance	Outside Independent Directors	Non-TD Directors	Risk
Lorenzo A. Bettino				X	X
W. Edmund Clark		Chairman	X
Marshall A. Cohen	Chairman		X
Dan W. Cook III		X	X	Chairman	X
Karen E. Maidment	X					X
Bharat B. Masrani						X
Mark L. Mitchell		X		X	X	Chairman
Joseph H. Moglia					X
Wilbur J. Prezzano	X	X
Todd M. Ricketts			X		X	X
Allan R. Tessler	X		Chairman	X	X
Fredric J. Tomczyk					X

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

Audit Committee. The functions performed by the Audit Committee are described in the Audit Committee charter and include: (1) overseeing the Company’s internal accounting controls and controls over financial reporting, including assessment of legal and compliance matters, (2) selecting the Company’s independent registered public accounting firm and Managing Director, General Auditor and assessing their performance on an ongoing basis, (3) reviewing the Company’s financial statements and audit findings and overseeing the financial and regulatory reporting processes and related risks, (4) performing other oversight functions as requested by the board of directors and (5) reporting activities performed to the board of directors. The Audit Committee charter is available on the Company’s Web site at www.amtd.com under the governance section. All current Audit Committee members are “independent” as defined in the applicable listing standards of the New York Stock Exchange. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee and has designated Ms. Maidment and Mr. Tessler as audit committee financial experts as defined by the Securities and Exchange Commission (“SEC”). The Company’s Audit Committee met 11 times during fiscal year 2014. The Report of the Audit Committee for the fiscal year ended September 30, 2014 appears under PROPOSAL NO. 3 – “RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.”
H.R. and Compensation Committee. The H.R. and Compensation Committee, referred to in this Proxy Statement as the Compensation Committee, reviews and approves broad compensation philosophy and policy and executive salary levels, bonus payments and equity awards pursuant to the Company’s management incentive plans and, in consultation with the Risk Committee, reviews compensation-related risks. The Compensation Committee also reviews the Compensation Discussion and Analysis, discusses it with management and makes a recommendation as to whether it should be included in each proxy statement. The Compensation Committee charter is available on the Company’s Web site at

www.amtd.com under the governance section. The Compensation Committee met five times during fiscal year 2014. The Compensation Committee Report appears under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”
Corporate Governance Committee. The primary purpose of the Corporate Governance Committee is to ensure that the Company has and follows appropriate governance standards. To carry out this purpose, the committee develops and recommends to the board of directors corporate governance principles and leads and oversees the annual self-evaluation of the board of directors and its committees. The Company’s Corporate Governance Committee met four times during fiscal year 2014. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on the Company’s Web site at www.amtd.com under the governance section.
Outside Independent Directors Committee. The OID Committee’s purpose is to assist the board of directors in fulfilling the board’s oversight responsibilities by: (1) identifying individuals qualified to serve on the board of directors, (2) reviewing the qualifications of the members of the board and recommending nominees to fill board of director vacancies and (3) recommending a slate of nominees for election or reelection as directors by the Company’s stockholders at the Annual Meeting to fill the seats of directors whose terms are expiring. The OID Committee reviews and approves (or ratifies) any related person transaction that is required to be disclosed by the Company. The OID Committee is also responsible for approving transfers of voting securities by TD and the Ricketts holders not otherwise permitted by the Stockholders Agreement, approving qualifying transactions (as defined in the Stockholders Agreement) and determining the fair market value (or selecting an independent investment banking firm to determine the fair market value) of certain property in connection with the stock purchase and transfer rights of TD and the Ricketts holders set forth in the Stockholders Agreement. All current OID Committee members are “independent” as defined in the applicable listing standards of the New York

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

Stock Exchange. The Company’s OID Committee met 14 times during fiscal year 2014.
Written communications submitted by stockholders pursuant to the Company’s Stockholder Communications Policy recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee for consideration. The OID Committee will consider director candidates who have been identified by other directors or the Company’s stockholders, but it has no obligation to recommend such candidates for nomination, except as may be required by contractual obligation of the Company. Stockholders who submit director recommendations must include the following: (1) a detailed resume outlining the candidate’s knowledge, skills and experience, (2) a one-page summary of the candidate’s attributes, including a statement as to why the candidate is an excellent choice for the board of directors, (3) a detailed resume of the stockholder submitting the director recommendation and (4) the number of shares held by the stockholder, including the dates such shares were acquired.
The OID Committee charter establishes the following guidelines for identifying and evaluating candidates for selection to the board of directors:

1.
Decisions for recommending candidates for nomination are based on merit, qualifications, performance, character and integrity and the Company’s business needs and will comply with the Company’s anti-discrimination policies and federal, state and local laws.

2.
The composition of the entire board of directors will be taken into account when evaluating individual directors, including: the diversity, depth and breadth of knowledge, skills, experience and background represented on the board of directors; the need for financial, business, financial industry, public company and other experience and expertise on the board of directors and its committees; and the need to have directors work cooperatively to further the interests of the Company and its stockholders.

3.	Candidates will be free of conflicts of interest that would interfere with their ability to discharge their duties as a director.

4.
Candidates will be willing and able to devote the time necessary to discharge their duties as a director and shall have the desire and purpose to represent and advance the interests of the Company and stockholders as a whole.

5.	Any other criteria as the OID Committee may determine.
Notwithstanding any provision to the contrary in the OID Committee charter, when the Company is legally required by contractual obligation to provide third parties with the ability to nominate directors (including pursuant to the Stockholders Agreement discussed under “STOCK OWNERSHIP AND RELATED INFORMATION – Stockholders Agreement”) the selection and nomination of such directors is not subject to the committee’s review and recommendation process. The OID Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.
Non-TD Directors Committee. The Non-TD Directors Committee is composed of all of the directors not designated by TD. The purpose of this committee is to make determinations relating to any acquisition by the Company of a competing business held by TD. The Non-TD Directors Committee did not meet during fiscal year 2014.
Risk Committee. The Risk Committee was formed for the purpose of assisting the board of directors in its oversight responsibilities relating to the identification, monitoring and assessment of the key risks of the Company, including the significant policies, procedures and practices employed in risk management. The Risk Committee met four times during fiscal year 2014. The Risk Committee charter is available on the Company’s Web site at www.amtd.com under the governance section.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

C o d e o f E t h i c s
The Company has a code of business conduct and ethics that applies to all employees and the board of directors. A copy of this code is publicly available on the Company’s Web site at www.amtd.com under the governance section and as Exhibit 14 of the Company’s quarterly report on Form 10-Q filed with the SEC on February 4, 2011.
S t o c k h o l d e r C o m m u n i c a t i o n s
P o l i c y
Stockholders and interested parties may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:
Corporate Secretary
TD Ameritrade Holding Corporation
6940 Columbia Gateway Drive
Columbia, Maryland 21046
A stockholder must include his, her or its name and address in any such written communication and indicate whether he, she or it is a Company stockholder.
The corporate secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Complaints regarding accounting, internal controls or auditing will be forwarded to the chair of the Audit Committee. The corporate secretary will not forward to directors non-substantive communications or communications that appear to pertain to personal grievances, but will instead forward them to the appropriate department within the Company for resolution. The corporate secretary will retain a copy of such communications for review by any director upon his or her request.
Communications from a Company employee or agent will be considered stockholder communications under this policy if made solely in his or her capacity as a stockholder. No communications from a Company director or officer will be considered stockholder communications under this policy. In addition, proposals submitted by stockholders for inclusion in the Company’s annual proxy statement, and proposals submitted by stockholders for presentation at the Company’s annual stockholders meeting, will not be considered stockholder communications under this policy. Written communications submitted by stockholders recommending the nomination of a person to be a member of the Company’s board of directors will be forwarded to the chair of the OID Committee.
D i r e c t o r C o m p e n s a t i o n
The following table summarizes non-employee director compensation for calendar year 2014 under the terms of the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan:

Non-employee Director Compensation	Amount
Chairman of the Board Annual Retainer	$400,000 in cash or a combination of cash and RSUs
Annual Cash Retainer (excluding Chairman)	$80,000
Annual Equity Grant (excluding Chairman)	$130,000 in RSUs
Committee Chair Retainer	$10,000 ($25,000 for Audit and Risk Committee chair)
Audit Committee Member Fee	$10,000
Non-employee directors may also receive, at the discretion of the Corporate Governance Committee and approved by the board of directors, payment of additional non-employee director compensation when special circumstances warrant.
During fiscal 2013, the Corporate Governance Committee recommended and the board of directors approved additional discretionary compensation for members of the OID Committee related to their work that led to the amendment of the Stockholders Agreement on December 4, 2013. During fiscal 2014, each member of the OID Committee earned cash compensation of $10,000 per month through December 2013. Additional OID Committee compensation related to this matter ended after

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

the Company entered into an amendment extending the term of the Stockholders Agreement, as described under “STOCK OWNERSHIP AND RELATED INFORMATION – Stockholders Agreement.”
The 2006 Directors Incentive Plan is designed to:

•	fairly compensate non-employee directors for work required of a company the size and complexity of TD Ameritrade and

•	align directors’ interests with the long-term interests of stockholders.
The annual cash retainer, the committee chair retainer and the Audit Committee member fee are paid in advance at the beginning of each calendar year.
Under the 2006 Directors Incentive Plan, any non- employee director is permitted to defer any or all of the cash or equity award. Investment earnings on amounts deferred in the form of stock units are based on the fluctuations in the underlying common stock of the Company. Deferred cash awards earn interest at the prime rate as reported by The Wall Street Journal.
The number of restricted stock units (“RSUs”) under the annual equity grant is calculated by using the average of the high and low price of the Company’s common stock for the 20 trading days prior to the grant date. RSU awards vest completely on the first anniversary of the grant date and are settled by issuing shares of Company common stock. In the event of a change in control of the Company, the RSUs vest as soon as practicable after the change in control. RSUs do not have any voting rights. RSUs receive the benefit of any dividends on common stock of the Company in the form of additional RSUs. In the event of the death of a non-employee director, the RSUs will vest and be settled in common stock of the Company. In the event of the disability of a non-employee director, the RSUs will continue to vest over the applicable vesting period whether or not the director continues to serve as a director of the Company.
Non-employee directors are reimbursed for expenses incurred in connection with attending meetings of the board of directors. The Company also indemnifies and provides liability insurance for its directors and officers.
Mr. Moglia is compensated pursuant to a non-employee chairman term sheet. Under the term sheet, Mr. Moglia earns an annual retainer of $400,000, which is paid in either cash or a combination of cash and equity as agreed upon between Mr. Moglia and the board of directors. Mr. Moglia was paid in cash for his 2014 annual retainer. For the provisions of the non-employee chairman term sheet, see Exhibit 10.2 of the Company’s Annual Report on Form 10-K filed with the SEC on November 18, 2011.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

D i r e c t o r C o m p e n s a t i o n T a b l e f o r F i s c a l Y e a r 2 0 1 4
The table below provides information on compensation for non-employee directors who served during fiscal year 2014. Compensation information for Mr. Tomczyk, who is a named executive officer and the only employee director of the Company, is disclosed in the Summary Compensation Table under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.” Mr. Bettino does not appear in the table because he was elected to the board of directors following the Company’s fiscal year end.

Name	Fees Earned or Paid in Cash
	Paid in Cash(2) ($)	Deferred in Form of Stock Units(3),(5) ($)	Stock Awards(4),(5) ($)	Total ($)
W. Edmund Clark(1)	—	—	—	—
Marshall A. Cohen	—	105,000	135,413	240,413
Dan W. Cook III	120,000	—	135,413	255,413
Karen E. Maidment	—	90,000	135,413	225,413
Bharat B. Masrani(1)	—	—	—	—
Mark L. Mitchell	135,000	—	135,413	270,413
Joseph H. Moglia	400,000	—	—	400,000
Kerry A. Peacock(1)	—	—	—	—
Wilbur J. Prezzano	—	90,000	135,413	225,413
J. Peter Ricketts	80,000	—	135,413	215,413
Todd M. Ricketts	33,333	—	22,585	55,918
Allan R. Tessler	130,000	—	135,413	265,413

(1)
Messrs. Clark and Masrani and Ms. Peacock, employees of TD, elected not to receive compensation for services provided as a non- employee director. Mr. Masrani was elected to the board in December 2013 and replaced Ms. Peacock.

(2)	The amounts in this column represent amounts paid in cash for retainers and fees.

(3)	The amounts in this column represent the dollar amount of retainers and fees deferred in the form of Company stock units.

(4)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, for RSUs granted during fiscal year 2014. In fiscal year 2014, non-employee directors received a grant of RSUs with a grant date fair value of $135,413 for their 2014 annual equity grant, except for Mr. Todd Ricketts. Mr. Todd Ricketts received a grant of RSUs with a grant date fair value of $22,585 for his prorated calendar year 2014 annual equity grant.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
RECOMMENDED BY THE BOARD OF DIRECTORS

(5)
The following table summarizes, as of September 30, 2014, the aggregate number of outstanding deferred stock units and RSUs, including dividend equivalent units associated with the outstanding deferred stock units and RSU awards, and stock option awards held by directors who served during fiscal year 2014, except Mr. Tomczyk. Outstanding stock-based awards for Mr. Tomczyk, who is a named executive officer, are summarized in the Outstanding Equity Awards at September 30, 2014 table under “EXECUTIVE COMPENSATION AND RELATED INFORMATION.”

Name	Deferred Stock Unit Awards (#)	Restricted Stock Unit Awards (#)	Option Awards (#)
W. Edmund Clark	—	—	—
Marshall A. Cohen	93,679	4,311	—
Dan W. Cook III	5,933	4,311	12,971
Karen E. Maidment	39,347	4,311	—
Bharat B. Masrani	—	—	—
Mark L. Mitchell	35,139	4,311	—
Joseph H. Moglia	—	—	—
Kerry A. Peacock	—	—	—
Wilbur J. Prezzano	66,422	4,311	—
J. Peter Ricketts	—	4,311	—
Todd M. Ricketts	—	—	—
Allan R. Tessler	—	4,311	—
D i r e c t o r S t o c k O w n e r s h i p G u i d e l i n e s
Under the Company’s non-employee director stock ownership guidelines, non-employee directors receiving compensation are required to own shares of the Company’s common stock with a value equal to twice their combined annual cash and equity retainers ($800,000 for the chairman and $420,000 for other non-employee directors), not later than the fifth anniversary of becoming a director of the Company. Shares counted toward this calculation include common stock beneficially owned by the director, vested and unvested RSUs and vested options. All non-employee directors receiving compensation with more than five years of service with the Company have met this guideline.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

E x e c u t i v e O f f i c e r s
The Company’s executive officers are as follows:

Name	Age	Position
Fredric J. Tomczyk	59	President, Chief Executive Officer
Marvin W. Adams	57	Executive Vice President, Chief Operating Officer
J. Thomas Bradley, Jr.	52	Executive Vice President, Retail Distribution
William J. Gerber	56	Executive Vice President, Chief Financial Officer
Ellen L.S. Koplow	55	Executive Vice President, General Counsel and Secretary
Thomas A. Nally	43	Executive Vice President, TD Ameritrade Institutional
For information regarding the business experience of Fredric J. Tomczyk, see PROPOSAL NO. 1 – “ELECTION OF DIRECTORS RECOMMENDED BY THE BOARD OF DIRECTORS – Nominees to Board of Directors.”
Marvin W. Adams joined the Company as chief operating officer in April 2011. In this role, he oversees all information technology and operations functions, including systems development, data centers and infrastructure, networks, online engagement, project management, procurement, process improvement and retail brokerage clearing and operations. Mr. Adams brings more than 30 years of operational and technology experience, much of which he gained in the financial services industry. From 2010 until he joined the Company, Mr. Adams served as executive vice president of shared services of TIAA-CREF. In this role, he was responsible for overseeing the operations and applications services technology and leading information technology strategy and policy. Mr. Adams also served in a similar capacity at Fidelity Investments from 2008 to 2009, where he was responsible for enterprise transformation initiatives, and as chief information officer at Citigroup Inc. from 2006 to 2008, Ford Motor Company from 2000 to 2006 and Bank One Corporation from 1997 to 2000. He also served as the head of worldwide engineering systems for Xerox Corporation after starting his career at IBM. Mr. Adams holds a Bachelor of Science degree in electrical engineering from Michigan State University.

J. Thomas Bradley, Jr. was appointed president of retail distribution in February 2012. In this role, he is responsible for the Company’s branch network, marketing, investor service and sales call centers, guidance solutions, investment products and investor education businesses. Mr. Bradley joined the Company upon its acquisition of TD Waterhouse in January 2006 and was appointed president of TD Ameritrade Institutional. In November 2009, he was named executive vice president of the Company. In his role as president of TD Ameritrade Institutional, he oversaw all institutional business functions, including the Company’s independent investment advisor services, fixed income, self-directed 401(k) and retirement trust businesses. Prior to January 2006, he spent nearly 20 years at TD Waterhouse managing a variety of retail and institutional businesses. He was most recently responsible for the U.S. independent advisor services, correspondent clearing and capital markets businesses. Prior to joining TD Waterhouse, Mr. Bradley was a financial advisor with Northwestern Mutual Life and Robert W. Baird & Co. Mr. Bradley has received several industry awards and honors, including The National Association of Personal Financial Advisors’ Special Achievement Award (2006) and the Pioneers in Financial Services Award by William Paterson University’s Cotsakos College of Business (2013). He was also named Visionary of the Year by the Texas Tech University’s Division of Personal Financial Planning (2008) and he was recognized as one of Investment Advisor Magazine’s top 25 most influential people in the registered investment advisor community (2004, 2006, 2009 and 2011). Mr. Bradley holds a B.S. degree in business administration, with a concentration in finance, from the University of Richmond, Robins School of Business and also completed the Securities Industry Institute program, sponsored by the Securities Industry and Financial Markets Association (“SIFMA”), at the Wharton School. He also holds several financial services industry securities licenses.
William J. Gerber was appointed chief financial officer in October 2006. In May 2007, he was named executive vice president of the Company. In his role as chief financial officer, he oversees investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and

EXECUTIVE COMPENSATION AND RELATED INFORMATION

competitive intelligence. From May 1999 until October 2006, he served as the Company’s managing director of finance, during which time he played a major role in evaluating merger and acquisition opportunities for the Company, including TD Waterhouse, Datek and NDB. Prior to joining the Company, he served as vice president of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PricewaterhouseCoopers, serving as an audit manager primarily focusing on public company clients. Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012, 2013 and 2014). He was also named a member of the CNBC CFO Council (2013 and 2014). He serves on the board of directors for CTMG Inc., Creighton Preparatory High School and Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber is also a CPA in the State of Michigan.
Ellen L.S. Koplow has served as general counsel since June 2001 and was named secretary in November 2005. She manages the Company’s legal and government relations departments. Ms. Koplow previously also oversaw the Company’s compliance and internal audit functions. She joined the Company in May 1999 as deputy general counsel and was named acting general counsel in November 2000. Prior to joining the Company, Ms. Koplow was managing principal of the Columbia, Maryland office of Miles & Stockbridge P.C. She served as a member of the New York Stock Exchange Commission on Corporate Governance, and she completed the Rock Center for Corporate Governance Directors College series held at Stanford Law School. Ms. Koplow graduated cum laude from the University of Baltimore Law

School in 1983, where she was a member of the Heuisler Honor Society, a Scribes Award winner and a Comments Editor for the Law Review. Ms. Koplow also holds a B.A. in Government and Politics from the University of Maryland, from which she received the Distinguished Alumni Award in 2011.
Thomas A. Nally was appointed president of TD Ameritrade Institutional and named executive vice president of the Company in February 2012. In his role as president of TD Ameritrade Institutional, he oversees all institutional business functions, including the Company’s independent investment advisor services, self-directed 401(k) and retirement trust businesses. Mr. Nally joined the Company upon its acquisition of TD Waterhouse in January 2006. From January 2006 until his current appointment, he was responsible for TD Ameritrade Institutional Sales, where he led his team to develop new advisor relationships and deliver a value added practice management solution to assist registered investment advisors in achieving their strategic business objectives. Prior to January 2006, Mr. Nally spent 12 years at TD Waterhouse in various leadership positions, most recently as senior vice president of TD Waterhouse Institutional, Brokerage Services. Over his tenure, he has held multiple management positions in various key areas of the business, including responsibility for trading, fixed income, advisor relations, client service, advisor technology, account services and operations for more than 4,500 independent registered investment advisors who custody assets with TD Ameritrade Institutional. Mr. Nally graduated from Rider University with a degree in Finance, he completed the Securities Industry Institute program, sponsored by SIFMA, at the Wharton School, and he completed executive education coursework at the Stanford Graduate School of Business. He was recognized as one of Investment Advisor Magazine’s top 25 most influential people (2012 and 2014) and Investment News’ 2013 Power 20 list of financial industry leaders. He also holds several financial services industry securities licenses.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

C o m p e n s a t i o n D i s c u s s i o n
a n d A n a l y s i s
Overview
This section describes the fiscal year 2014 compensation for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers employed at the end of fiscal year 2014. We refer to these individuals as our named executive officers. Our named executive officers for fiscal year 2014 were:

•	Fredric J. Tomczyk, President and Chief Executive Officer

•	William J. Gerber, Executive Vice President, Chief Financial Officer

•	Marvin W. Adams, Executive Vice President, Chief Operating Officer

•	J. Thomas Bradley, Jr., Executive Vice President, Retail Distribution

•	Thomas A. Nally, Executive Vice President, TD Ameritrade Institutional
Compensation-related Agreements and Plans
This discussion and the executive compensation tables below are based in part on the employment agreements of Messrs. Tomczyk and Adams, and the terms of our management incentive plan and long-term incentive plan. We refer you to those agreements and plan documents for the complete terms.

Where you can find more information

Name	Description	SEC Filing
Fredric J. Tomczyk	Employment Agreement	● Form 8-K filed on August 1, 2013, Exhibit 10.1
Marvin W. Adams	Term Sheet Amendment to Term Sheet	● Quarterly Report on Form 10-Q filed on May 6, 2011, Exhibit 10.4 ● Quarterly Report on Form 10-Q filed on February 6, 2013, Exhibit 10.3
All Executive Officers	Long-Term Incentive Plan Management Incentive Plan	● Form 8-K filed on February 18, 2011, Exhibit 10.1 ● Form 8-K filed on February 18, 2011, Exhibit 10.2

We have organized this report as follows:

1.	First, we provide information regarding our Compensation Committee and its role in setting executive compensation.

2.	Next, we discuss the guiding principles underlying senior executive compensation policies and decisions.

3.	We describe the risk assessment of our compensation programs.

4.	We discuss the elements of compensation, how we determined the amount of each element and how each element fits into the Company’s compensation objectives.

5.	We describe stock ownership guidelines.

6.	We discuss severance and change in control provisions.

7.	We discuss certain tax treatment of senior executive compensation.

8.	We conclude by describing certain compensation- related actions taken since the end of fiscal year 2014.

1.	The H.R. and Compensation Committee
The Compensation Committee establishes and administers the Company’s executive compensation programs and, in consultation with the Risk Committee, reviews compensation-related risks. The board of directors evaluates the performance of the chief executive officer and reviews the Compensation Committee’s compensation recommendation. The Compensation Committee then formally approves the chief executive officer’s compensation. The chief executive officer and the Compensation Committee together assess the performance of each of the other named executive officers and then the

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee determines their compensation based on initial recommendations from the chief executive officer. Beginning in October 2005, the Compensation Committee retained Mercer Human Resources Consulting ("Mercer") to advise the Compensation Committee on executive compensation practices and market compensation levels. Annually, Mercer provides the Compensation Committee with independent validation of the market data provided by management. In addition, Mercer provides management with guidance on industry trends and best practices. Management also engages Mercer to provide consulting services to the Company on its health and welfare plans. In fiscal year 2014, Mercer earned $20,620 in fees for executive compensation market analysis and $511,882 in fees for other services, including consulting services on the Company’s benefit plans, compensation market surveys and compensation market survey software. In addition, the Company paid an affiliate of Mercer $723,414, which was primarily for premiums on certain insurance coverages during fiscal year 2014. The other services and insurance coverages were not approved by the board of directors or the Compensation Committee because they relate to broad-based compensation and benefit plans.
The Compensation Committee is composed of three non-employee directors of the board. No member of the Compensation Committee during fiscal year 2014 was an employee of the Company or any of its subsidiaries at the time of his service on the Compensation Committee. Each member of the Compensation Committee during fiscal year 2014 qualified as a “non-employee director” under rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and as an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). Mr. Clark, former group president and chief executive officer of TD, serves as chairman of the Compensation Committee. Given that TD is the Company’s largest stockholder, we believe Mr. Clark’s views are properly aligned with stockholder interests.
The Compensation Committee has delegated to the chief executive officer of the Company (the “CEO”) the authority to increase the compensation of, and grant equity awards to, any employee participating in the management incentive plan (the “MIP”), except for executive officers and employees whose total target compensation equals or exceeds $1 million per year, subject in each case to any increase or grant being (1) within the budget previously approved by the Compensation Committee and (2) in accordance with the terms of the applicable compensation plan.

2.	Guiding Principles
The objective of the executive compensation plans is to attract, retain and motivate high-performing executives to create sustainable long-term value for stockholders. To achieve this objective, the Company and the Compensation Committee use the following guiding principles when evaluating executive compensation policies and decisions:

•	Alignment with the Company’s Business Strategy
—Executive compensation is linked with the
achievement of specific short- and long-term strategic business objectives and the Company’s overall performance.
—Compensation plans are linked to key business
drivers that support long-term stockholder value creation.

•	Alignment to Stockholders’ Interests
—The interests of executives are aligned with those of
long-term stockholders through policy and plan design.
—Stock ownership guidelines are used to align the
interests of executives with those of stockholders over the long term.
—As an executive increases in seniority, an increasing
percentage of total compensation is subject to vesting through the greater use of equity-based awards to aid in retention and to focus executives on sustainable long-term performance.

•	Risk Management
—Compensation plan design should not create an
incentive for excessive risk-taking and each plan is reviewed on at least an annual basis to determine that it is operating as intended.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

—Incentive compensation is subject to risk of
forfeiture in accordance with the clawback policy.

•	Pay for Performance
—Clear relationships should exist between executive
compensation and performance. Compensation should reward both corporate and individual performance.
—Total compensation includes a meaningful variable
component that is linked to key business objectives and the Company’s overall performance.
—A substantial portion of variable compensation is
awarded in the form of equity-based awards.
—Equity awards are generally granted based on the
achievement of annual performance goals and are subject to time-based vesting.
—The Compensation Committee has the ability to
exercise negative discretion to reduce compensation.

•	Pay Competitively
—Target total compensation should be based on the
median of the competitive market and adjusted to reflect scope of responsibility, experience, potential and performance or other factors specific to the executive.
At the Company’s 2014 Annual Meeting, stockholders approved, on a non-binding advisory basis, the compensation of the fiscal year 2013 named executive officers, with more than 94% of the total votes cast voting in favor of the say-on-pay proposal. In connection with the review of such vote and in considering the overall design of the executive compensation program, the Compensation Committee decided to maintain the general approach with respect to the Company’s executive compensation program for fiscal year 2014.

3.	Risk Assessment
The Compensation Committee, together with the Risk Committee, assessed all of the Company’s incentive compensation plans and has concluded that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed all of the Company’s executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across business units based on differing goals established for business units. Incentive compensation targets are reviewed annually and adjusted as necessary to align with quantitative and qualitative CEO goals (defined below). The Company’s compensation structure includes the following risk-mitigating factors: approval of executive compensation by a committee of independent directors, performance-based long-term incentive awards aligned with stockholder interests, stock ownership guidelines and anti-hedging and clawback policies (described below).

4.	Elements of Compensation
Targeted Overall Compensation
The Company operates in the highly competitive
financial services sector, with a leadership position in retail securities brokerage services. The overall compensation program is designed to align the interests of executives with those of our stockholders and be competitive with the compensation practices of financial services companies with characteristics similar to the Company. The comparator group consists of:

•	E*TRADE Financial Corporation,

•	The Charles Schwab Corporation,

•	Ameriprise Financial, Inc.,

•	Broadridge Financial Solutions, Inc.,

•	CME Group Inc.,

•	Comerica Incorporated,

•	Fifth Third Bancorp,

•	Franklin Resources, Inc.,

•	Intercontinental Exchange, Inc.,

•	Invesco Ltd.,

•	Legg Mason, Inc.,

•	LPL Investment Holdings Inc.,

EXECUTIVE COMPENSATION AND RELATED INFORMATION

•	The NASDAQ OMX Group, Inc.,

•	Northern Trust Corporation,

•	Raymond James Financial, Inc., and

•	T. Rowe Price Group, Inc.
The criteria for determining the comparator group were industry, business mix, market capitalization, revenue, net income, geographic presence, say-on-pay stockholder advisory vote results, peer group inclusion and competition for talent. For fiscal year 2014, the Compensation Committee replaced State Street Corporation, which was previously one of the largest companies in the comparator group, with Broadridge Financial Solutions, Inc., a company positioned below the comparator group's 25th percentile in revenue, market capitalization and CEO compensation. In addition, Intercontinental Exchange, Inc. became part of the comparator group as a result of its acquisition of NYSE Euronext.
Target total executive compensation consists of: (1) base salary, (2) incentive compensation, which is comprised of cash and equity, and (3) in the case of Mr. Adams, an additional annual equity award. Each of these elements of compensation, as well as the compensation package as a whole, is intended to enable the Company to remain competitive in attracting and retaining talented individuals. While base salaries and fixed annual equity awards are provided to reward executives on a day-to-day basis for their time and services, the incentive compensation links the executives’ compensation to achievement of the Company’s business strategy and stockholders’ interests. These targeted total compensation levels are developed using market data from our comparator group and other financial services compensation data obtained from human resources consulting firms, such as McLagan, Mercer and Towers Watson. The market data considered as part of the competitive review reflect executive responsibilities that are similar to the responsibilities of our executive officers, where available. Mercer, our outside independent compensation consultant, reviewed the market compensation information and confirmed its appropriateness as a point of reference in setting target total compensation levels for each of our named executive officers for fiscal year 2014.
A significant portion of each executive’s total compensation is variable or “at risk.” The “at risk” portion of total compensation includes the annual cash incentive and the annual equity incentive, which are both linked to performance during the year. If the Company’s or individual’s performance is below target, “at risk” compensation may decrease. Conversely, if the Company’s or individual’s performance is above target, “at risk” compensation may increase.
The equity incentive compensation target is established so that a meaningful portion of total compensation is awarded as equity which vests in full on the third anniversary of the grant date. The target mix between cash and equity is based on total compensation level, with the portion that is awarded as equity generally increasing as total compensation increases. This practice, combined with stock ownership guidelines, promotes retention and focuses executives on executing business strategies, sustaining performance and growing value for stockholders over the long-term.
In consideration of the Company’s annual executive compensation market review discussed above and the individual performance of each executive, the Compensation Committee approved certain changes for fiscal 2014 executive compensation. These actions are summarized below:

•	Mr. Tomczyk’s annual target incentive compensation was increased from $5.6 million to $6 million and his base salary was increased from $900,000 to $1 million.

•	Mr. Nally’s annual target incentive compensation was increased from $1.4 million to $1.55 million and his base salary was increased from $400,000 to $450,000.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Each named executive officer had target annual compensation for fiscal year 2014 as follows:

Name	Base Salary ($)	Target Cash Incentive ($)	Target Equity Incentive ($)	Total Target Incentive ($)	Additional Annual Equity Award(1) ($)	Targeted Overall Compensation ($)
Fredric J. Tomczyk	1,000,000	1,800,000	4,200,000	6,000,000	—	7,000,000
William J. Gerber	400,000	550,000	550,000	1,100,000	—	1,500,000
Marvin W. Adams	500,000	1,500,000	1,500,000	3,000,000	1,000,000	4,500,000
J. Thomas Bradley, Jr.	500,000	1,100,000	1,100,000	2,200,000	—	2,700,000
Thomas A. Nally	450,000	775,000	775,000	1,550,000	—	2,000,000
(1) On October 22, 2012, in order to keep Mr. Adams’ compensation competitive with current market compensation for similar positions in the financial services industry and to provide an additional retention incentive, the Compensation Committee approved additional annual restricted stock unit (“RSU”) awards for Mr. Adams with a value of $1 million per year over a 5-year period. The initial award was granted on November 20, 2012. Pursuant to the provisions of the RSU agreements, the awards will vest in full on the third anniversary of each grant date, subject to Mr. Adams’ continued employment through the applicable vesting date. However, in the event Mr. Adams ceases to be an employee due to his voluntary resignation on or after December 1, 2016, any granted and unvested awards will vest in full and be settled by the Company as soon as practicable after the date of his resignation. The awards are also subject to accelerated vesting upon certain other events of termination, as described under “Potential Payments Upon Termination or Change-in-Control” later in this section.
Consistent with the Company’s overall compensation principles, a large percentage of the total compensation package is paid only after performance objectives have been met. The percentage of each executive’s targeted overall compensation that was subject to performance-based objectives for fiscal 2014 was:

Name	Performance- Based
Fredric J. Tomczyk	86%
William J. Gerber	73%
Marvin W. Adams	67%
J. Thomas Bradley, Jr.	81%
Thomas A. Nally	78%
Annual Incentive Award
In fiscal year 2014, the first step for calculating awards under the annual incentive plan for executive officers was based on the achievement of goals for the following key metrics: (1) earnings per share (“EPS”), (2) market share of client revenue trades among the Company’s primary publicly-traded competitors and (3) net new client assets. These goals were recommended by the CEO and established and approved by the Compensation Committee, to align the interests of executives with those of our stockholders. We refer to market share of client revenue trades and net new client assets as the quantitative CEO goals. In addition, the following factors were considered in determining the annual incentive awards of our executive officers:

•	Attainment of key qualitative short- and long-term goals, established by the CEO and approved by the Compensation Committee, which we refer to as the qualitative CEO goals and

•	Attainment of individual quantitative and qualitative performance goals.
The Compensation Committee reserves the right to reduce the payouts initially determined by the achievement of EPS and quantitative CEO goals by up to 40% for other qualitative considerations and up to an additional 40% based on each executive’s specific performance of individual goals. In addition, the Compensation Committee retains the ability to exercise further negative discretion to reduce incentive payments to executives.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Compensation Committee has designed our annual incentive plan to support our pay-for-performance philosophy, with the objective of closely aligning each executive to the long-term growth of the Company and the business strategy for which each executive is most responsible. Based on pre-established targets for EPS and quantitative and qualitative CEO goals, the Compensation Committee believes that the design provides for a balanced assessment of short- and long-term performance.
A portion of the annual incentive award is granted in equity under the Long-Term Incentive Plan (the “LTIP”). Equity is used to motivate, reward and retain key executives and to align their interests to those of stockholders. Equity awards are only granted if the applicable performance measures have been achieved, and then are subject to time-based vesting. If the Company grants RSUs as a component of the annual incentive, the RSUs will fully vest on the third anniversary of the grant date, so long as the executive is then employed by the Company. This vesting schedule aligns the long-term interests of executives with those of our stockholders. The vesting of RSU awards accelerates upon certain events of employment termination, as described under “Potential Payments Upon Termination or Change-in-Control” later in this section.

The MIP permits the “clawback” of any cash incentive awards, and the Company’s RSU agreements permit the clawback of awards granted pursuant to the MIP and LTIP if the Compensation Committee determines, within three years of the date of the award, that certain conduct has occurred. Generally, under the terms of the clawback provisions, an executive who is involved in fraud or willful misconduct that results in a restatement of the Company’s financial statements or who commits an act of fraud, negligence or breach of fiduciary duty resulting in material loss, damage or injury to the Company can be required to: (1) forfeit and transfer to the Company, at no cost to the Company, any unvested RSUs and any shares of common stock issued in connection with vested RSUs and (2) repay to the Company any cash incentive awarded under the MIP or any gain realized from the disposition of any such shares of common stock awarded under the LTIP. The board of directors adopted the clawback policy to prevent executives from unjustly benefiting from certain wrongful conduct.
The Compensation Committee believes that the clear performance measures and specific targets used by the Company ensure a strong, team-oriented, pay-for- performance philosophy. Our compensation plans are designed to permit the full incentive payments to executive officers to qualify as performance-based compensation under section 162(m) of the Code.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Fiscal Year 2014
For fiscal year 2014, 60% of the initial measurement of results under the annual incentive plan was based on EPS, a key measure of the Company's short-term financial performance. The remaining 40% was based on the quantitative CEO goals: (1) market share of client revenue trades among the Company’s primary publicly traded competitors (16%) and (2) net new client assets (24%).

Both quantitative CEO goals impact the Company's long-term financial performance and support its long-term strategic goals. All three metrics are intended to incentivize management to drive Company performance in alignment with stockholder interests. The goal ranges and corresponding maximum payout percentage for each of these measures is summarized below (boxed amounts represent actual results):

Fiscal Year 2014 Annual Incentive Award Maximum Payout (% of Target)	Fiscal Year 2014 Goals
	EPS ($)	Trading Market Share %	Net New Client Assets ($ Billions)
240%	$2.30 or above	N/A	N/A
200%	1.90	48.6% or above	$61.4 or above
185%	1.75	48.3%	58.6
158%	1.48	47.8%	53.4
152%	1.42	47.6%	52.3
140%	1.30	47.4%	50.0
120%	1.10	47.0%	46.2
100%	0.90	46.6%	42.4
80%	0.70	46.2%	38.6
40%	0.30	45.4%	31.0
0%	(0.10)	44.6%	23.4
In fiscal year 2014, the Company achieved EPS of $1.42, client trading market share of 48.3% and net new client assets of $53.4 billion. The following table summarizes the payout calculation based on actual performance results, qualitative adjustments and negative discretion applied by the Compensation Committee.

Goals	Actual Result	Calculated Payout Percentage	Weight	Weighted Payout Percentage	Qualitative Adjustments	Adjusted Payout Percentage
EPS	$1.42	152%	60%	91.2%	0.0%	91.2%
CEO goals:
Market share – client revenue trades	48.3%	185%	16%	29.6%
Net new client assets (dollars in billions)	$53.4	158%	24%	37.9%
Subtotal – CEO goals			40%	67.5%	(6.3)%	61.2%
Totals			100%	158.7%	(6.3)%	152.4%
Negative discretion:
Qualitative considerations (0% to 40%)						(20.0)%
Individual performance (0% to 40%)						(20.0)%
Final payout percentage						112.4%

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Qualitative downward adjustments to the quantitative CEO goal results were made to account for performance of long-term qualitative goals, resulting in funding for the CEO goals of 61.2%. Accordingly, under the terms of the annual incentive program for fiscal year 2014, the Compensation Committee approved annual incentive awards equal to 152.4% of the target annual incentive, subject to the exercise of up to 40% negative discretion for EPS and the CEO goals, up to 40% negative discretion for individual performance goals and further negative discretion based on other qualitative factors determined by the Compensation Committee. The Compensation Committee did not utilize a formula for qualitative considerations or individual performance assessment, as it does with EPS and the quantitative CEO goals, in determining the amount of negative discretion to apply. The qualitative considerations used in fiscal year 2014 to determine the appropriate amount, if any, of qualitative adjustments and negative discretion to be used consisted of the following key corporate performance goals: growth in client cash and market fee-based assets, client experience, progress on strategic initiatives, associate engagement and delivering superior stockholder return. The Compensation Committee decided that significant strides were accomplished in 2014 on reaching the qualitative CEO goals and applied 20% negative discretion, reducing the maximum incentive award funding to 132.4% for each of the named executive officers. The Compensation Committee then used its judgment to measure the individual performance of each of these named executive officers in order to determine the amount of any additional negative discretion to employ. After all negative discretion was applied, actual incentive awards, as summarized in the table below, were 112.4% of target for each of the named executive officers.
Management was rewarded in fiscal year 2014 for successfully executing on the Company’s business strategy, which, in the face of continued difficult operating conditions, resulted in numerous records for the year, including EPS, net new client assets and average client trades per day. The 2014 annual incentive awards consisted of a cash component and an equity component.

The following table sets forth total cash and equity compensation earned by our named executive officers for service during fiscal 2014, including base salary, actual awards earned under the fiscal year 2014 annual incentive, and discretionary equity awards.

Name	Base Salary ($)	Annual Incentive
		Cash Incentive ($)	Equity Incentive ($)	Total
				($)	% of Target	Discretionary Equity ($)	Total ($)
Fredric J. Tomczyk	1,000,000	2,023,200	4,720,800	6,744,000	112.4%	—	7,744,000
William J. Gerber	400,000	618,200	618,200	1,236,400	112.4%	—	1,636,400
Marvin W. Adams	500,000	1,686,000	1,686,000	3,372,000	112.4%	1,000,000	4,872,000
J. Thomas Bradley, Jr.	500,000	1,236,400	1,236,400	2,472,800	112.4%	—	2,972,800
Thomas A. Nally	450,000	871,100	871,100	1,742,200	112.4%	—	2,192,200

The equity awards for 2014 for each of these named executive officers were granted solely in the form of RSUs. Because the RSU awards were granted in fiscal year 2015, they are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this section. As described above, the RSUs will vest in full on the third anniversary of the grant date.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

5.	Stock Ownership Guidelines and Anti-Hedging
Policy
The Compensation Committee and the board of directors strongly believe that senior executives should own a significant amount of Company common stock. This provides a direct and continuing alignment of financial interests between executives and stockholders.
The stock ownership guidelines are as follows:

•	ten times base salary for Mr. Tomczyk and

•	five times base salary for Messrs. Gerber, Adams,
Bradley and Nally.
None of these executive officers are permitted to sell any equity interest in the Company until they meet their respective stock ownership guidelines, after which the chief executive officer must obtain prior approval from the Compensation Committee and all other senior executives must obtain prior approval from the chief executive officer. Mr. Tomczyk has agreed to maintain stock ownership under these guidelines for two years after he ceases to be an employee or director of the Company. The Company considers any stock held without restrictions, unvested restricted stock units, vested but unexercised in-the-money stock options, deferred compensation that will settle in common stock and common stock held under the Company’s 401(k) plan in determining whether the stock ownership guidelines have been met. Currently, all named executive officers have met the stock ownership guidelines.
The Company does not allow any of its employees to enter into hedging transactions involving its common stock.

6.	Change in Control and Severance Provisions
Our senior executive team has been instrumental to the success of the Company, and we believe it is important to provide certain benefits to them in the event of a change in control. We believe that the interests of our stockholders are best served if the interests of senior management are aligned with them, and providing change in control benefits should minimize any reluctance of senior management to pursue change in control transactions that may be in the best interest of our stockholders. Equity awards under the MIP will vest and settle as soon as practicable following termination by the Company for any reason, other than for cause, within 24 months after a change in control. Our executive officers are not entitled to any other benefits upon a change in control. Rather, our employment arrangements with Messrs. Tomczyk and Adams and our executive compensation practices (described later in this section under “Potential Payments Upon Termination or Change-in-Control”) require a termination of employment without cause or resignation with good reason in connection with or following a change in control. We utilize this dual-trigger change in control provision because we believe that triggering payments simply upon a change in control is not in the Company’s or stockholders’ best interests.

7.	Tax Treatment
The Compensation Committee designs certain components of executive compensation to preserve income tax deductibility under section 162(m) of the Code. Section 162(m) generally disallows a tax deduction to public corporations for non-performance-based compensation over $1 million paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation’s chief executive officer and the three other most highly compensated executive officers.
The Company believes that the cash bonuses paid and stock-based awards granted to executive officers under the MIP are and will be fully deductible under section 162(m). In addition, the Company has adopted a policy that stock-based awards granted to its executive officers should generally be made pursuant to plans that the Company believes satisfy the requirements of section 162(m). However, the Compensation Committee retains discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, may approve compensation that is not fully deductible.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

8.	Actions Since End of Fiscal Year 2014
The table below summarizes RSUs granted to our named executive officers for service during fiscal year 2014.

Because these grants were made in fiscal year 2015, they are not included in the Summary Compensation Table or the Grants of Plan-based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this section.

Name	Fiscal 2014 Equity Incentive			Additional Annual Equity Award
	Amount Earned ($)	Number of Units (#)	Grant Date Fair Value ($)	Amount Earned ($)	Number of Units (#)	Grant Date Fair Value ($)
Fredric J. Tomczyk	4,720,800	137,273	4,727,806	—	—	—
William J. Gerber	618,200	17,977	619,144	—	—	—
Marvin W. Adams	1,686,000	49,026	1,688,500	1,000,000	29,079	1,001,507
J. Thomas Bradley, Jr.	1,236,400	35,953	1,238,254	—	—	—
Thomas A. Nally	871,100	25,331	872,422	—	—	—

The number of RSUs granted was determined by dividing the dollar amount earned by $34.39, the average of the high and low price of the Company’s common stock for the 20 trading days ended November 25, 2014. The grant date fair value for accounting purposes was determined based upon the volume-weighted average market price (the “VWAP”) of the underlying common stock as of November 25, 2014, the date of the grant. The VWAP on November 25, 2014 was $34.4409. As described above, these awards vest in full on the third anniversary of the grant date if the executive is then employed by the Company.
In consideration of the Company’s annual executive compensation market review, discussed under “Elements of Compensation” above, the Compensation Committee approved the fiscal year 2015 target annual compensation for each named executive officer at the same target amounts as used for fiscal year 2014.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

C o m p e n s a t i o n C o m m i t t e e R e p o r t

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The H.R. and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” of this Proxy Statement with TD Ameritrade’s management. Based on that review and those discussions, the H.R. and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into TD Ameritrade’s Annual Report on Form 10-K for its 2014 fiscal year.

W. Edmund Clark, Chairman
Dan W. Cook III
Mark L. Mitchell
Wilbur J. Prezzano

C o m p e n s a t i o n C o m m i t t e e
I n t e r l o c k s a n d I n s i d e r
P a r t i c i p a t i o n
Messrs. Clark, Cook, Mitchell and Prezzano served as members of the Compensation Committee during fiscal

2014. During fiscal 2014, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

S u m m a r y C o m p e n s a t i o n T a b l e F o r F i s c a l Y e a r s 2 0 1 4, 2 0 1 3 a n d 2 0 1 2
The following table provides information about compensation earned during fiscal 2014, 2013 and 2012 by Mr. Tomczyk, our chief executive officer, Mr. Gerber, our chief financial officer, and our other three most highly compensated executive officers who were serving as executive officers as of September 30, 2014. We refer to these individuals as our named executive officers. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by the named executive officers that is available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers that in the aggregate do not exceed $10,000.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Fredric J. Tomczyk President, Chief Executive Officer	2014	1,000,000	4,459,130	2,023,200	19,580	7,501,910
	2013	900,000	4,732,015	1,844,640	20,144	7,496,799
	2012	700,000	4,164,626	1,626,240	32,473	6,523,339
William J. Gerber Executive Vice President, Chief Financial Officer	2014	400,000	625,666	618,200	20,518	1,664,384
	2013	400,000	525,456	603,900	20,059	1,549,415
	2012	400,000	601,555	532,400	53,125	1,587,080
Marvin W. Adams Executive Vice President, Chief Operating Officer	2014	500,000	2,742,317	1,686,000	218,252	5,146,569
	2013	500,000	2,228,949	1,647,000	178,033	4,553,982
	2012	400,000	1,646,325	1,258,400	113,797	3,418,522
J. Thomas Bradley, Jr. Executive Vice President, Retail Distribution	2014	500,000	1,251,302	1,236,400	20,745	3,008,447
	2013	500,000	1,811,885	1,207,800	39,763	3,559,448
	2012	400,000	1,041,469	835,831	88,430	2,365,730
Thomas A. Nally Executive Vice President, TD Ameritrade Institutional	2014	450,000	796,272	871,100	19,560	2,136,932
	2013	400,000	888,595	768,600	20,174	2,077,369
	2012	313,462	525,784	439,230	25,159	1,303,635

(1)
The amounts in this column represent the aggregate grant date fair value calculated in accordance with ASC Topic 718 for RSUs granted during the fiscal year. For a discussion of the underlying assumptions used and for further discussion of the Company’s accounting for its equity compensation plans, see the following sections of the Company’s Form 10-K for the fiscal year ended September 30, 2014:

•	Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements
—Note 1. Nature of Operations and Summary of Significant Accounting Policies – Stock-based Compensation
—Note 11. Stock-based Compensation

(2)	The amounts in this column include the cash component of the annual incentive awards earned under the MIP.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

(3)	The amounts in this column are summarized in the following table:

Name	Year	Income Taxes Reimbursed ($)	Employer Cash Contributions to Company’s Qualified 401(k) Profit Sharing Plan ($)	Other(a) ($)	Total ($)
Fredric J. Tomczyk	2014	—	—	19,580	19,580
	2013	669	—	19,475	20,144
	2012	4,553	—	27,920	32,473
William J. Gerber	2014	979	19,539	—	20,518
	2013	689	19,370	—	20,059
	2012	6,562	22,870	23,693	53,125
Marvin W. Adams	2014	102,900	19,539	95,813	218,252
	2013	77,296	23,635	77,102	178,033
	2012	48,431	9,254	56,112	113,797
J. Thomas Bradley, Jr.	2014	1,206	19,539	—	20,745
	2013	9,388	19,424	10,951	39,763
	2012	28,636	23,601	36,193	88,430
Thomas A. Nally	2014	21	19,539	—	19,560
	2013	—	20,174	—	20,174
	2012	—	25,159	—	25,159

(a)
The fiscal year 2014 amount for Mr. Tomczyk consists of personal transportation costs. The fiscal year 2014 amount for Mr. Adams consists of housing costs of $66,362, commuting costs of $28,190 and security system costs.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

G r a n t s o f P l a n - b a s e d A w a r d s D u r i n g F i s c a l Y e a r 2 0 1 4
The following table summarizes equity awards granted to our named executive officers in fiscal year 2014 under our LTIP. Equity awards granted in fiscal year 2015 for services rendered in fiscal year 2014 are summarized in the Compensation Discussion and Analysis under the heading “Actions Since End of Fiscal Year 2014.”

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Fredric J. Tomczyk	11/26/2013(1)	150,601	4,459,130
William J. Gerber	11/26/2013(1)	21,131	625,666
Marvin W. Adams	11/26/2013(1)	57,628	1,706,302
	11/26/2013(2)	34,990	1,036,015
J. Thomas Bradley, Jr.	11/26/2013(1)	42,261	1,251,302
Thomas A. Nally	11/26/2013(1)	26,893	796,272

(1)
These RSUs represent the equity component of the fiscal year 2013 annual incentive award. The Company measures the fair value of the RSUs based upon the volume-weighted average market price, or VWAP, of the underlying common stock as of the date of the grant. The VWAP on November 26, 2013 was $29.6089 per share. The RSUs vest in full on the third anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date. RSU awards are automatically increased by the number of units equivalent to the value of any cash dividends paid by the Company while the awards are outstanding (“dividend equivalent units”). Dividend equivalent units are subject to the same vesting schedule as the underlying award.

(2)
These RSUs represent a discretionary equity award granted on November 26, 2013 at a fair value of $29.6089 per share (VWAP of the underlying common stock as of the grant date). The RSUs vest in full on the third anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date. This RSU award is eligible to receive dividend equivalent units as described in footnote (1) above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

O u t s t a n d i n g E q u i t y A w a r d s a t S e p t e m b e r 3 0 , 2 0 1 4
The following table provides information on the current holdings of stock option and stock awards by our named executive officers. This table includes unexercised option awards (all of which are currently vested and exercisable), unvested RSUs and unvested dividend equivalent units associated with the outstanding RSU awards. RSUs vest in full on the third anniversary of the grant date, subject to the named executive officer’s continued employment with the Company through such date. The market value of the stock awards is based on $33.37, the closing market price of the Company’s common stock on September 30, 2014 (the last business day of fiscal year 2014).

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Vesting Date
Fredric J. Tomczyk	1,150,000	$18.21	5/15/2018
	109,769	$19.91	11/24/2019
				289,863	9,672,728	11/22/2014
				260,169	8,681,840	11/20/2015
				68,561	2,287,881	11/20/2015
				154,938	5,170,281	11/26/2016
William J. Gerber				38,408	1,281,675	10/27/2014
				36,499	1,217,972	11/20/2015
				21,738	725,397	11/26/2016
Marvin W. Adams				105,126	3,508,055	10/27/2014
				86,280	2,879,164	11/20/2015
				68,561	2,287,881	11/20/2015
				59,286	1,978,374	11/26/2016
				35,996	1,201,187	11/26/2016
J. Thomas Bradley, Jr.				66,500	2,219,105	10/27/2014
				57,303	1,912,201	11/20/2015
				68,561	2,287,881	11/20/2015
				43,477	1,450,827	11/26/2016
Thomas A. Nally				19,216	641,238	12/14/2014
				16,092	536,990	2/17/2015
				27,445	915,840	11/20/2015
				34,279	1,143,890	11/20/2015
				27,664	923,148	11/26/2016

EXECUTIVE COMPENSATION AND RELATED INFORMATION

O p t i o n E x e r c i s e s a n d S t o c k V e s t e d D u r i n g F i s c a l Y e a r 2 0 1 4
The following table summarizes stock awards that vested for the named executive officers during fiscal year 2014.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fredric J. Tomczyk	222,718	6,628,088
William J. Gerber	52,189	1,494,746
Marvin W. Adams	77,012	2,447,441
J. Thomas Bradley, Jr.	75,040	2,074,856
Thomas A. Nally	30,408	902,606

P o t e n t i a l P a y m e n t s U p o n
T e r m i n a t i o n o r C h a n g e - i n - C o n t r o l
Introduction and Overview
The Company has entered into employment agreements with Messrs. Tomczyk and Adams. Messrs. Gerber, Bradley and Nally do not have employment agreements. The employment agreements and certain compensation plans and award agreements require the Company to provide compensation and benefits to the executives in the event of a termination of employment, including in connection with a change in control of the Company. Payments are not triggered simply upon the occurrence of a change in control. Rather, our executives will only receive change in control benefits if their employment is terminated in certain instances following a change in control.

Compensation Plans and Award Agreements
Under the MIP, in the event of death or disability prior to the payment of a scheduled award, compensation will be paid to the executive’s estate or other authorized person. Under the RSU award agreements, the consequences of death, disability, retirement, termination without cause and change in control are:

Triggering Event	Consequence
Death, disability or retirement	Award vests in full and settles as soon as practicable
Termination without cause	Award is prorated through the date of termination and then settles as soon as practicable
Change in control	Award vests in full and settles as soon as practicable following termination by the Company for any reason, other than cause, within 24 months after a change in control

In addition, in accordance with the Company’s executive compensation practices, unless otherwise specified in an employment agreement, named executive officers will generally receive the following severance benefits upon any termination by the Company without cause or a resignation by the executive for good reason following a change in control: (a) four weeks of base salary for each completed year of service, up to a maximum of 104 weeks, (b) four weeks of annual cash incentive for each completed year of service, up to a maximum of 104 weeks, calculated based on target performance and (c) continued Company-paid employer portion of premium costs for medical and dental coverage for a period equal to four weeks for each completed year of service, up to a maximum of 78 weeks.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Employment Agreements of Current Named Executive Officers
President and Chief Executive Officer – Fredric J. Tomczyk
Effective October 1, 2013, the Company and Mr. Tomczyk entered into an employment agreement to coincide with the expiration of his previous employment agreement on September 30, 2013. Following is a brief summary of certain terms of his employment agreement.
Tomczyk Employment Agreement

Provision	Summary
Position	President, Chief Executive Officer
Term
4-year term commencing October 1, 2013
•    Annual re-appointment as CEO by the approval of at least two-thirds (2/3) of the board of directors
•    Written notice of non-renewal by the Company at least 60 days before expiration
•    Written notice of voluntary retirement by Mr. Tomczyk at least 60 days before his resignation

Base Salary	$900,000 per year, and increased by the Compensation Committee to $1,000,000 for fiscal years 2014 and 2015
Annual Cash Incentive
Participation in MIP with annual cash incentive target of $1,680,000 for fiscal year 2014 (the Compensation Committee subsequently approved an increase in the target to $1,800,000 for fiscal years 2014 and 2015)

Equity Compensation
Participation in LTIP
•    Annual equity award with a target of $3,920,000 for fiscal year 2014 (the Compensation Committee subsequently approved an increase in the target to $4,200,000 for fiscal years 2014 and 2015)

Air Travel	Mr. Tomczyk is entitled to fly on private aircraft when traveling on Company-related business at the expense of the Company.
Car Service	Mr. Tomczyk is entitled to Company-paid car service transportation to and from work and when traveling by ground transportation on Company-related business.
Relocation and Tax Preparation
Upon Mr. Tomczyk’s termination of employment, he is entitled to receive reimbursement of reasonable moving expenses to relocate to Canada and reimbursement of reasonable personal tax preparation costs for the tax year of the relocation.

Excise Tax
If benefits provided to Mr. Tomczyk constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then severance benefits may be paid in a lesser amount that would result in no portion being subject to the excise tax, if such reduction would result in the receipt, on an after-tax basis, of a greater amount of severance benefits.

Conditions to Receipt of Termination Payments and Benefits
As a condition to Mr. Tomczyk receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition, non-solicitation and non-disparagement covenants and share ownership requirements. The non-competition and non-solicitation covenants and the share ownership requirements cover a period of two years from the date of termination.

Definitions Under Mr. Tomczyk’s Employment Agreement
“Good Reason” means the occurrence of any of the following without Mr. Tomczyk’s express written consent:

•
a significant reduction of Mr. Tomczyk’s duties, position, or responsibilities, relative to his duties, position, or responsibilities in effect immediately prior to such reduction, including (but not limited to) the board’s failure to re-appoint Mr. Tomczyk as CEO on an annual basis;

EXECUTIVE COMPENSATION AND RELATED INFORMATION

•
a material reduction in the kind or level of employee benefits to which Mr. Tomczyk is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less;

•
a reduction in Mr. Tomczyk’s base salary, target annual incentive, or annual award as in effect immediately prior to such reduction, other than a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces any of the base salary, target annual incentive, or annual award by a percentage reduction of 10% or less in the aggregate;

•	the relocation of Mr. Tomczyk to a facility or location more than 25 miles from his current place of employment; or

•	the failure of the Company to obtain the assumption of his employment agreement by a successor.
“Cause” means the occurrence of any of the following:

•
willful and continued failure to perform the duties and responsibilities of Mr. Tomczyk’s position after there has been delivered to him a written demand for performance from the board which describes the basis for the board’s belief that he has not substantially performed his duties and provides him with 30 days to take corrective action;

•	any act of personal dishonesty by Mr. Tomczyk in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in his substantial personal enrichment;

•	conviction of, or plea of nolo contendere to, a felony that the board reasonably believes has had or will have a material detrimental effect to the Company’s reputation or business;

•	a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business;

•
being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability);

•
(1) obstructing or impeding, (2) endeavoring to influence, obstruct or impede, or (3) failing to materially cooperate with, any investigation authorized by the board or any governmental or self-regulatory entity; however, failure to waive attorney-client privilege relating to communications with Mr. Tomczyk’s own attorney in connection with any such investigation will not constitute cause; or

•
disqualification or bar by any governmental or self- regulatory authority from serving in the capacity contemplated by his employment agreement or his loss of any governmental or self-regulatory license that is reasonably necessary for him to perform his responsibilities to the Company if (1) the disqualification, bar or loss continues for more than 30 days and (2) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Vice President, Chief Operating Officer – Marvin W. Adams
Effective April 11, 2011, the Company and Mr. Adams entered into a term sheet agreement under which he serves as executive vice president and chief operating officer of the Company. The agreement was subsequently amended on December 19, 2012. Following is a brief summary of certain terms of his agreement.
Adams Term Sheet

Provision	Summary
Position	Executive Vice President, Chief Operating Officer
Base Salary	$400,000 per year, and increased by the Compensation Committee to $500,000 for fiscal years 2013, 2014 and 2015
Annual Cash Incentive
Participation in MIP with annual cash incentive target of $1,300,000 (guaranteed minimum of $1,300,000 for fiscal year 2011 only), and increased by the Compensation Committee to $1,500,000 for fiscal years 2013, 2014 and 2015

Equity Compensation
Participation in LTIP
•    Special equity award of 70,289 RSUs (granted April 20, 2011 and vested in full on April 20, 2014)
•    Annual equity award with a target of $1,300,000 (guaranteed minimum of $1,300,000 for fiscal year 2011 only), and increased by the Compensation Committee to $1,500,000 for fiscal years 2013, 2014 and 2015
•    On October 22, 2012, the Compensation Committee approved additional annual RSU awards for Mr. Adams with a value of $1 million per year over a 5-year period.

Conditions to Receipt of Termination Payments and Benefits
As a condition to Mr. Adams receiving severance payments, he is required to enter into a release of claims and is required to abide by non-competition and non-solicitation covenants for a period of one year from the date of termination.

Definitions Under Mr. Adams’ Term Sheet
“Good Reason” means Mr. Adams no longer reports to Mr. Tomczyk or Mr. Adams is no longer a member of the Senior Operating Committee and is not offered a position in any replacement committee of an equal level of responsibility; provided that, in either event at the Company’s discretion, Mr. Adams remains employed for a minimum of three months from the date of notice of termination for Good Reason and assists in an orderly transition of duties.
“Cause” means the occurrence of any of the following:

•	the failure by Mr. Adams to substantially perform his duties, other than due to illness, injury or disability,

which failure continues for ten days following receipt of notice from the Company specifying such failure;

•	the willful engaging by Mr. Adams in conduct which is materially injurious to the Company, monetarily or otherwise;

•
misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Mr. Adams’ credibility or reputation no longer conforms to the standard of the Company’s executives; or

•	Mr. Adams’ breach of any restrictive covenants to which he is subject.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Table – Potential Payments Upon Termination or Change-in-Control
The following table summarizes potential payments upon termination or change in control for the named executive officers who were still serving as executive officers as of September 30, 2014. Each of the named executive officers will only be entitled to receive change in control benefits if his employment is terminated without cause or he resigns with good reason in connection with or following a change in control. “Cause” and “Good Reason” are defined above in the summary of employment agreements for Messrs. Tomczyk and Adams. Except as specifically indicated in the footnotes to the table below, we used the following assumptions in calculating the amounts included the table and discussion below:

•
As required by SEC rules, we assume the triggering event causing the payment occurred on September 30, 2014, the last business day of our last completed fiscal year, and the price per share of the common stock of the Company was $33.37, the closing market price on that date.

•
We treat all amounts of base salary and annual cash incentive that were earned and accrued, including unused vacation, as of the date of the triggering event as paid immediately prior to the triggering event.

Name	Event of Termination	Salary, Bonus and Severance ($)		Stock-based Awards ($)		Other Benefits and Perquisites ($)		Total (S)

Fredric J. Tomczyk	Termination without cause or resignation for good reason (including following a change in control)	5,160,000	(1)	30,393,530	(4)	116,005	(8)	35,669,535
	Retirement, expiration of agreement, death or disability	—		30,393,530	(4)	100,000	(9)	30,493,530

William J. Gerber	Termination without cause following a change in control	1,096,153	(2)	3,824,936	(5)	22,140	(10)	4,943,229
	Termination without cause	1,096,153	(2)	1,260,485	(6)	22,140	(10)	2,378,778
	Retirement	—		1,281,675	(7)	—		1,281,675
	Death or disability	—		3,824,936	(5)	—		3,824,936

Marvin W. Adams	Termination without cause or resignation for good reason	2,000,000	(3)	4,061,062	(6)	3,319	(11)	6,064,381
	Termination without cause or resignation for good reason following a change in control	2,000,000	(3)	14,461,025	(5)	3,319	(11)	16,464,344
	Death or disability	—		14,461,025	(5)	—		14,461,025

J. Thomas Bradley, Jr.	Termination without cause following a change in control	3,200,000	(2)	9,069,766	(5)	27,017	(10)	12,296,783
	Termination without cause	3,200,000	(2)	2,879,498	(6)	27,017	(10)	6,106,515
	Death or disability	—		9,069,766	(5)	—		9,069,766

Thomas A. Nally	Termination without cause following a change in control	1,884,616	(2)	5,006,401	(5)	18,192	(10)	6,909,209
	Termination without cause	1,884,616	(2)	1,472,151	(6)	18,192	(10)	3,374,959
	Death or disability	—		5,006,401	(5)	—		5,006,401

EXECUTIVE COMPENSATION AND RELATED INFORMATION

(1)
Represents a cash severance amount under Mr. Tomczyk’s employment agreement, payable over the course of a two-year period beginning after the termination date. If Mr. Tomczyk’s employment terminates after October 1, 2015, the $5,160,000 cash severance amount under his employment agreement will be reduced by $215,000 for each full month of employment he completed following that date. If Mr. Tomczyk’s employment terminates upon the scheduled expiration of his employment agreement on October 1, 2017, he will not be entitled to any cash severance.

(2)
Represents minimum cash severance payments, in accordance with the Company’s executive compensation practices, consisting of (a) four weeks of base salary for each completed year of service up to a maximum of 104 weeks and (b) four weeks of the named executive officer’s annual cash incentive for each completed year of service calculated based on target performance up to a maximum of 104 weeks.

(3)
Represents, as set forth in Mr. Adams’ term sheet agreement, (a) continued payment of base salary for 12 months, and (b) an additional severance amount of $1,500,000, which represents the annual cash incentive for fiscal year 2014 calculated based on target performance.

(4)
Under the terms and conditions of Mr. Tomczyk’s employment agreement or RSU award agreements, under the LTIP, awards become immediately vested. Amounts represent the fair value as of September 30, 2014 of all outstanding RSU awards, including the MIP award for fiscal year 2014 that was granted subsequent to September 30, 2014. Each of Mr. Tomczyk’s fully vested stock options will remain exercisable through the expiration of its maximum term as specified in the applicable stock option agreement.

(5)
Under the terms and conditions of the applicable RSU award agreement, under the LTIP, awards become immediately vested. Amounts represent the fair value as of September 30, 2014 of all outstanding RSU awards, including any awards for fiscal year 2014 that were granted subsequent to September 30, 2014.

(6)
In accordance with the applicable employment agreement or RSU award agreement, awards are prorated based on the number of twelve month periods which have elapsed since the date of grant and through the date of termination and then the awards vest in accordance with the applicable award agreement. Amounts represent the fair value of the awards as of September 30, 2014, prorated pursuant to the award agreement.

(7)
Under the terms and conditions of the applicable RSU award agreement, under the LTIP, awards become immediately vested. Mr. Gerber is currently eligible for retirement under the terms of a certain RSU agreement because he has attained 55 years of age and has 10 years of continuous service with the Company. Amount represents the fair value as of September 30, 2014 of the applicable outstanding RSU award.

(8)
Represents (a) reimbursement of estimated costs for moving expenses and tax preparation services in connection with Mr. Tomczyk’s relocation to Canada under the terms of his employment agreement and (b) the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period equal to one month for each completed year of service, up to a maximum of 18 months, in accordance with the Company’s executive compensation practices.

(9)	Represents reimbursement of estimated costs for moving expenses and tax preparation services in connection with Mr. Tomczyk’s relocation to Canada under the terms of his employment agreement.

(10)
Represents the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under COBRA for a period equal to one month for each completed year of service, up to a maximum of 18 months, in accordance with the Company’s executive compensation practices.

(11)
Under Mr. Adams’ term sheet agreement, this represents the estimated employer portion of premium costs for the continuation of medical, vision and dental coverage under COBRA for a period of six months after the termination date.

STOCK OWNERSHIP AND RELATED INFORMATION

S t o c k O w n e r s h i p o f C e r t a i n
B e n e f i c i a l O w n e r s a n d M a n a g e m e n t
As of the Record Date, there were 543,276,926 shares of common stock issued and outstanding. The following table sets forth, as of the Record Date, the beneficial ownership of the Company’s common stock by each of the current executive officers named in the Summary Compensation Table, by directors and nominees, by each person believed by the Company to beneficially own more than 5% of the Company’s common stock, by all current executive officers and directors of the Company as a group and by the other parties to the Company’s Stockholders Agreement. Shares of common stock subject to options that are exercisable within 60 days of the Record Date are deemed beneficially owned by the person holding such options and are treated as outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Restricted stock units held by our directors and officers are included below, but do not have voting rights until the units vest and the underlying shares are distributed. Deferred stock units held by our directors are included below, but do not have voting rights until the underlying shares are distributed to the holder pursuant to his or her deferral election. The business address of each of the Company’s directors and executive officers is:
TD Ameritrade Holding Corporation, 200 South 108th Avenue, Omaha, Nebraska 68154.

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
Directors and Executive Officers
Joseph H. Moglia, Chairman	300,000	*
Fredric J. Tomczyk,(1) President, Chief Executive Officer, Director	2,165,458	*
William J. Gerber,(2) Executive Vice President, Chief Financial Officer	221,716	*
Marvin W. Adams,(3) Executive Vice President, Chief Operating Officer	329,316	*
J. Thomas Bradley, Jr.,(4) Executive Vice President, Retail Distribution	361,309	*
Thomas A. Nally,(5) Executive Vice President, TD Ameritrade Institutional	172,324	*
Lorenzo A. Bettino, Director	—	*
W. Edmund Clark, Director	6,000	*
Marshall A. Cohen,(6) Director	98,416	*
Dan W. Cook III,(7) Director	75,085	*
Karen E. Maidment,(8) Director	47,429	*
Bharat B. Masrani, Director	—	*
Mark L. Mitchell,(9) Director	54,445	*
Wilbur J. Prezzano,(10) Director	112,818	*
Todd M. Ricketts,(11) Director	452,610	*
Allan R. Tessler,(12) Director	72,668	*
All Directors and Executive Officers as a group(13) (17 persons)	4,628,204	*

STOCK OWNERSHIP AND RELATED INFORMATION

Name	Number of Shares of Common Stock	Percent of Shares of Common Stock
Other Stockholders
The Toronto-Dominion Bank(14) Toronto-Dominion Centre P.O. Box 1 Toronto, Ontario, Canada M5K IA2
	222,919,287	41.0%
T. Rowe Price Associates, Inc.(15) P.O. Box 89000 Baltimore, MD 21289
	74,972,438	13.8%
J. Joe Ricketts,(16) Founder C/O Hugo LLC 1395 S. Platte River Drive Denver, CO 80223
	50,148,631	9.2%
J. Joe Ricketts 1996 Dynasty Trust(17)	8,186,688	1.5%
Marlene M. Ricketts 1994 Dynasty Trust(17)	4,186,112	*

*     Less than 1% of the issued and outstanding shares.

(1)	Consists of 282,641 shares held by Mr. Tomczyk directly; 1,259,769 shares issuable upon the exercise of options exercisable within 60 days; and 623,048 restricted stock units.

(2)	Consists of 121,461 shares held by Mr. Gerber directly; 23,788 shares held in Mr. Gerber’s 401(k) account; and 76,467 restricted stock units.

(3)	Consists of restricted stock units.

(4)	Consists of 155,279 shares held by Mr. Bradley directly and 206,030 restricted stock units.

(5)	Consists of 41,055 shares held by Mr. Nally directly and 131,269 restricted stock units.

(6)	Consists of 4,329 restricted stock units and 94,087 stock units held in a deferred compensation account for Mr. Cohen.

(7)
Consists of 51,827 shares held by Mr. Cook directly; 4,329 restricted stock units; 12,971 shares issuable upon the exercise of options exercisable within 60 days; and 5,958 stock units held in a deferred compensation account for Mr. Cook.

(8)	Consists of 3,582 shares held by Ms. Maidment directly; 4,329 restricted stock units; and 39,518 stock units held in a deferred compensation account for Ms. Maidment.

(9)	Consists of 14,824 shares held by Mr. Mitchell directly; 4,329 restricted stock units; and 35,292 stock units held in a deferred compensation account for Mr. Mitchell.

(10)	Consists of 41,778 shares held by Mr. Prezzano directly; 4,329 restricted stock units; and 66,711 stock units held in a deferred compensation account for Mr. Prezzano.

(11)	Consists of 175,762 shares held by Mr. Todd M. Ricketts directly; 7,889 shares held by Mr. Ricketts' spouse; and 268,959 shares held in trusts for the benefit of Mr. Ricketts’ spouse and children.

STOCK OWNERSHIP AND RELATED INFORMATION

(12)
Consists of 58,339 shares held by Mr. Tessler directly; 4,329 restricted stock units; and 10,000 shares held by International Financial Group, Inc. Mr. Tessler is chairman, chief executive officer and sole stockholder of International Financial Group, Inc.

(13)	Includes 1,272,740 shares issuable upon the exercise of options exercisable within 60 days.

(14)	Based on Schedule 13D/A filed on February 14, 2014 by The Toronto-Dominion Bank and TD Luxembourg International Holdings S.a.r.l., a wholly-owned subsidiary of The Toronto-Dominion Bank.

(15)
Based on a Form 13F filed on November 14, 2014 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. claimed sole voting authority with respect to 23,224,588 shares and no voting authority with respect to 51,747,850 shares. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole voting power to vote the securities. For purposes of the 1934 Act, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(16)
Based on Schedule 13D/A filed on December 23, 2014 filed by Mr. J. Joe Ricketts and his spouse, Marlene M. Ricketts. Shares of common stock beneficially owned by Mr. J. Joe Ricketts consist of 36,274,906 shares held by him directly and 13,873,725 shares held by Marlene M. Ricketts.

(17)
The J. Joe Ricketts 1996 Dynasty Trust and the Marlene M. Ricketts 1994 Dynasty Trust are included among the Ricketts holders, which are parties to the Stockholders Agreement described below. Each of Mr. J. Joe Ricketts and his spouse, Marlene M. Ricketts, disclaim beneficial ownership of all shares held by the Dynasty Trusts.

S t o c k h o l d e r s A g r e e m e n t
Concurrently with entering into the share purchase agreement related to the Company’s acquisition of TD Waterhouse, the Company, the Ricketts holders and TD entered into the Stockholders Agreement. The Stockholders Agreement contains certain governance arrangements and provisions relating to board of directors composition, stock ownership, transfers by TD and the Ricketts holders, voting and various other matters.
Governance of TD Ameritrade. The Stockholders Agreement provides that the board of directors of the Company consists of twelve members, five of whom may be designated by TD, three of whom may be designated by the Ricketts holders, one of whom is the chief executive officer of the Company and three of whom are outside independent directors. The outside independent directors are nominated by the OID Committee and subject to the consent of TD and the Ricketts holders. The number of directors designated by TD and the Ricketts holders depends on their maintenance of specified ownership thresholds of common stock and may increase or decrease from time to time based on those ownership thresholds, but will never exceed five in the case of TD or three in the case of the Ricketts holders.
In order to accommodate both the election of Joseph H. Moglia as chairman of the board of directors and Fredric J. Tomczyk as chief executive officer, effective October 1, 2008, given the limitation of twelve members of the board of directors and other rights provided under the Stockholders Agreement, TD waived its right to designate one of its directors so long as Mr. Moglia serves as chairman of the board. In 2009, the Ricketts holders’ ownership percentage decreased, causing the number of directors designated by the Ricketts holders to be decreased from three to two. The vacancy resulting from this decrease would ordinarily be filled by an outside independent director pursuant to the terms of the Stockholders Agreement. However, on August 3, 2009, the Company entered into Amendment No. 2 and Waiver to the Stockholders Agreement (as modified, “Amendment No. 2”). Under Amendment No. 2: (a) the Company consented

STOCK OWNERSHIP AND RELATED INFORMATION

to the termination of the waiver by TD of its right to designate one of its five TD directors; (b) certain provisions of the Stockholders Agreement and the certificate of incorporation were waived to the extent necessary to permit Mr. Moglia, instead of an outside independent director, to fill the board of directors vacancy created by the resignation of one of the directors designated by the Ricketts holders as a result of the reduction in ownership of Company common stock by the Ricketts holders, and (c) in the event the Ricketts holders are entitled to fill all three of their seats on the board of directors during any time that Mr. Moglia serves as chairman of the board, TD agrees to waive its right to designate one of its five directors to accommodate the continued service of Mr. Moglia as a director, and TD will cause one of its five designated directors to resign to permit a director designated by the Ricketts holders to join the board of directors. This waiver by TD of its right to designate one of its five directors would continue only so long as Mr. Moglia serves as chairman of the board. In the event Mr. Moglia ceases to be chairman of the board, the TD waiver would expire and TD would have the right to designate the full number of TD directors provided for in the Stockholders Agreement. In 2013, the Ricketts holders’ ownership decreased, resulting in a decrease in the number of directors that they are entitled to designate from two to one. The vacancy created by the decrease in the number of Ricketts holders' designates was filled by Mr. Bettino, an outside independent director, in accordance with the terms of the Stockholders Agreement. In May 2014, Mr. Moglia met the requirements for independence under the rules of NYSE and was designated as an outside independent director, making the provisions of Amendment No. 2 no longer required.
The Stockholders Agreement provides, subject to applicable laws and certain conditions and exceptions, that the Company shall cause each committee of its board of directors to consist of two of the directors designated by TD, one director designated by the Ricketts holders and two outside independent directors. These levels of committee representation are subject to adjustment from time to time based on TD’s and the Ricketts holders’ maintenance of specified ownership thresholds. The parties to the Stockholders Agreement each agreed to vote their shares of common stock in favor of, and the Company agreed that it would solicit votes in favor of, each director nominated for election in the manner provided for in the Stockholders Agreement.
Share Ownership. TD is permitted to exercise voting rights only with respect to 45% of the outstanding shares of common stock of the Company for the remaining term of the Stockholders Agreement. Under the Stockholders Agreement, beginning January 24, 2016, if the Company’s stock repurchases cause TD’s ownership percentage to exceed 45%, TD shall use reasonable efforts to sell or dispose of such excess stock, subject to TD’s commercial judgment as to the optimal timing, amount and method of sales with a view to maximizing proceeds from such sales. TD has no absolute obligation to reduce its ownership percentage to 45% by the termination of the Stockholders Agreement. However, prior to and following the termination of the Stockholders Agreement, TD will vote any such excess stock on any matter in the same proportions as all the outstanding shares of stock held by holders other than TD and its affiliates are voted. Beginning January 24, 2016, in no event may the Company repurchase shares of its common stock that would result in TD’s ownership percentage exceeding 47%.
The Stockholders Agreement also provides that TD will not, subject to certain exceptions, solicit proxies with respect to common stock. Notwithstanding the limitations on TD’s ownership described above, the Stockholders Agreement permits TD to make a non-public proposal to the board of directors to acquire additional shares pursuant to a tender offer or merger for 100% of the outstanding voting securities of the Company and to complete such a transaction, subject to the approval of independent directors and holders of a majority of the outstanding shares of common stock not affiliated with TD. Under the Stockholders Agreement, the Ricketts holders may acquire additional shares of common stock only up to an aggregate ownership interest of 29% of the outstanding common stock.
Right to Purchase Securities. TD and the Ricketts holders have the right to purchase up to their respective

STOCK OWNERSHIP AND RELATED INFORMATION

proportionate share of future issuances of common stock, other than in connection with the Company stock issued as consideration in an acquisition by the Company. If the Company proposes to issue shares as consideration in an acquisition, the Company will discuss in good faith with TD and the Ricketts holders alternative structures in which a portion of such shares would be sold to TD or the Ricketts holders, with the proceeds of such sale used to fund the acquisition.
The Stockholders Agreement further provides that if the Company engages in discussions with a third party that could result in the acquisition by such party of 25% of the voting securities or consolidated assets of the Company, the Company must offer TD the opportunity to participate in parallel discussions with the Company regarding a comparable transaction.
Transfer Restrictions. The Stockholders Agreement generally prohibits TD and the Ricketts holders from transferring shares of common stock, absent approval of the OID Committee, to any holder of 5% or more of the outstanding shares of the Company, subject to certain exceptions. As long as TD and the Company constitute the same audit client, TD may not engage the auditor of the Company, and the Company will not engage the auditors of TD, to provide certain non-audit services.
Information Rights. Subject to confidentiality and nondisclosure obligations and as long as it owns at least 15% of the outstanding shares of common stock, TD is entitled to access information regarding the Company’s business, operations and plans as it may reasonably require to appropriately manage and evaluate its investment in the Company and to comply with its obligations under U.S. and Canadian laws.
Obligation to Repurchase Shares. If the Company issues shares of its common stock pursuant to any compensation or similar program or arrangement, then the Company will, subject to certain exceptions, use its reasonable efforts to repurchase a corresponding number of shares of its common stock in the open market within 120 days after any such issuance.

Non-Competition Covenants. Subject to specified exceptions, the Stockholders Agreement generally provides that neither TD nor J. Joe Ricketts (so long as he is a director of the Company) or their respective affiliates may participate in or own any portion of a business engaged in the business of providing securities brokerage services in the U.S. (or, solely in the case of Mr. Ricketts and his affiliates, in Canada) to retail traders, individual investors and registered investment advisors. If TD acquires indirectly a competing business as a result of its acquisition of a non-competing business, TD must offer to sell the competing business to the Company at its appraised fair value determined in accordance with the terms of the Stockholders Agreement. If the Company decides not to purchase the competing business, TD must use commercially reasonable efforts to divest the competing business within two years. Mr. Ricketts, TD and their affiliates are permitted under the terms of the Stockholders Agreement to own a passive investment representing less than 2% of a class of equity securities of a competing business so long as the class of equity securities is traded on a national securities exchange in the U.S. or the Toronto Stock Exchange. TD also is permitted to engage in certain activities in the ordinary course of its banking and securities businesses. In addition, the Company has agreed that it will not hold or acquire control of a bank or similar depository institution except (1) as a result of a business combination transaction approved by the Company’s board of directors and involving an entity not more than 75% of whose consolidated revenues were generated by one or more insured depository institutions and as to which (a) TD has elected to acquire such entity’s insured depository institutions at a price mutually agreed between the Company and TD, (b) the Company divests or causes the seller to divest completely such insured depository institution before closing, or (c) TD otherwise consents to the business combination transaction with such entity, or (2) in the event that TD does not hold control of any bank or similar depository institution that is able to offer money market deposit accounts to clients of the Company as a designated sweep vehicle or TD has indicated that it is not willing to offer such accounts to clients of the Company through a bank or similar depository institution it controls.

STOCK OWNERSHIP AND RELATED INFORMATION

Termination of the Stockholders Agreement. The Stockholders Agreement will terminate (1) with respect to the Ricketts holders, upon the earlier of (a) their aggregate ownership of common stock falling below approximately 4% or (b) January 24, 2016 and (2) in its entirety, upon the earliest to occur of (a) the consummation of a merger or tender offer where TD acquires 100% of the common stock, (b) January 24, 2021, (c) the date on which TD’s ownership of common stock falls below approximately 4% of the outstanding voting securities of the Company, (d) the commencement by a third party of a tender offer or exchange offer for not less than 25% of the Company’s common stock, unless the board of directors recommends against the offer and continues to take steps to oppose the offer, (e) the approval by the board of directors of a business combination that would result in another party owning more than 25% of the voting securities or consolidated assets of the Company or which would otherwise result in a change of control of the Company, or (f) the acquisition of more than 20% of the voting securities of the Company by a third party. For a period of up to one year following a termination under clause (2)(d), (2)(e) or (2)(f) above, TD and the Ricketts holders will be prohibited from acquiring shares of the Company’s common stock that would cause, in the case of TD, its aggregate ownership to exceed 45% or, in the case of the Ricketts holders, 29%, except pursuant to a tender offer or merger for 100% of the outstanding shares of common stock approved by the holders of a majority of the Company’s outstanding shares of common stock (other than the Ricketts holders and TD). In addition, during that one-year period, the provisions of the Stockholders Agreement relating to the designation of directors and certain other provisions will remain in effect.
S e c t i o n 1 6 ( a ) B e n e f i c i a l O w n e r s h i p
R e p o r t i n g C o m p l i a n c e
Based solely upon the Company’s review of forms filed by directors, officers and certain beneficial owners of the Company’s common stock (the “Section 16(a) Reporting Persons”) pursuant to the 1934 Act, the Company has not identified any late filings by the Section 16(a) Reporting Persons.

C e r t a i n R e l a t i o n s h i p s a n d R e l a t e d
P a r t y T r a n s a c t i o n s
Review and Approval of Related Party Transactions. The board of directors has adopted a written Related Party Transactions Policy covering the review and approval or ratification of any transaction, arrangement or relationship involving the Company or any of its subsidiaries, with a value of $120,000 or more per fiscal year, and in which any related party had, has or will have a direct or indirect material interest required to be disclosed under applicable SEC rules. Related parties are our directors, executive officers and any stockholder beneficially owning more than 5% of our common stock or any of their immediate family members. Under the policy, the OID Committee reviews related party transactions and may approve or ratify them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a related party transaction, the OID Committee will consider, among other factors determined to be appropriate, the following factors (to the extent relevant to the related party transaction):

•	whether the terms of the related party transaction are fair to the Company and are no less favorable than terms that would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•
whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party, the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction and the ongoing nature of any proposed relationship.

Nothing in the policy supersedes or modifies any contractual rights or obligations provided in the Stockholders Agreement.

STOCK OWNERSHIP AND RELATED INFORMATION

Transactions with Related Parties
The Company transacts business and has extensive relationships with TD and certain of its affiliates. The following table describes transactions between the Company and related persons, including TD and its affiliates, for fiscal year 2014, or any currently proposed transaction in which the Company was or is to be a participant, in which the amount involved exceeds or could reasonably be expected to exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Transaction	Names & Interests of Related Persons	Revenues from and Expenses to Related Parties for Fiscal Year 2014	Other Information
Insured Deposit Account Agreement	U.S. bank subsidiaries of TD make available to clients of the Company FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts, and the Company provides marketing, recordkeeping and support services with respect to the money market deposit accounts. In exchange for providing these services, the Company is paid an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee and the cost of FDIC insurance premiums.	$820.3 million of insured deposit account fee revenue	(1)
Canadian Call Center Services Agreement	TD receives and services calls at its London, Ontario site for clients of TD Ameritrade, Inc., a wholly-owned subsidiary of the Company.	$17.0 million of professional services expense	(2)
Referral and Strategic Alliance Agreement	A wholly-owned subsidiary of TD promotes the brokerage services of TD Ameritrade, Inc., and another TD wholly- owned subsidiary referred existing brokerage clients to TD Ameritrade, Inc.	$10.3 million of pre-tax income	(3)
Securities Borrowing and Lending	TD Securities, Inc., an affiliate of TD, and the Company engage in securities borrowing and lending in connection with the Company’s brokerage business.	$2.2 million of net interest revenue	(4)
TD Waterhouse Canada Order Routing Agreement	TD Ameritrade Clearing, Inc. (“TDAC”), a wholly-owned subsidiary of the Company, provides certain order routing services to TD Waterhouse Canada Inc. (“TDW Canada”), a wholly-owned subsidiary of TD.	$3.4 million of net order routing revenue	(5)
Cash Management Services Agreement	TD Bank USA, N.A. (“TD Bank USA”), a wholly-owned subsidiary of TD, provides cash management services to clients of TD Ameritrade, Inc.	$1.5 million of clearing and execution costs	(6)
TD Waterhouse UK Servicing Agreement	TDAC provides clearing services to clients of TD Waterhouse Investor Services (Europe) Limited (“TDW UK”), a wholly-owned subsidiary of TD, that trade in U.S. equity securities.	$0.4 million in commission revenues	(7)
Margin Accounts	Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company, as permitted by applicable law.	(8)	(8)

STOCK OWNERSHIP AND RELATED INFORMATION

Transaction	Names & Interests of Related Persons	Revenues from and Expenses to Related Parties for Fiscal Year 2014	Other Information
Trading Platform Hosting and Services Agreement	TDW Canada uses the thinkorswim trading platform, and TD Ameritrade, Inc. provides the services to support the platform.	(9)	(9)
Trademark License Agreement	The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity.	(10)	(10)
URL License Agreement	TD owns Internet domain names licensed to the Company.	(11)	(11)
Registration Rights Agreement	The Company, the Ricketts holders and TD are parties to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock.	(12)	(12)
Employee Compensation	The Company employs certain immediate family members of an executive officer.	(13)	(13)

(1)
The Company is party to an insured deposit account (“IDA”) agreement, under which TD Bank USA and TD Bank, N.A. (together, the “TD Depository Institutions”) make available to clients of the Company FDIC-insured money market deposit accounts as either designated sweep vehicles or as non-sweep deposit accounts. The Company provides marketing, recordkeeping and support services for the TD Depository Institutions with respect to the money market deposit accounts. In exchange for providing these services, the TD Depository Institutions pay the Company an aggregate marketing fee based on the weighted average yield earned on the client IDA assets, less the actual interest paid to clients, a servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums.

The current IDA agreement became effective as of January 1, 2013 and has an initial term expiring July 1, 2018. It is automatically renewable for successive five-year terms, provided that it may be terminated by either the Company or the TD Depository Institutions by providing written notice of non-renewal at least two years prior to the initial expiration date or the expiration date of any subsequent renewal period.
The fee earned on the IDA agreement is calculated based on two primary components: (a) the yield on fixed-rate “notional” investments, based on prevailing fixed rates for identical balances and maturities in the interest rate swap market (generally LIBOR-based) at the time such investments were added to the IDA portfolio (including any adjustments required to adjust the variable rate leg of such swaps to a one-month reset frequency and the overall swap payment frequency to monthly) and (b) the yield on floating-rate investments. As of September 30, 2014, the IDA portfolio was comprised of approximately 75% fixed-rate notional investments and 25% floating rate investments.
The IDA agreement provides that the Company may designate amounts and maturity dates for the fixed-rate notional investments in the IDA portfolio, subject to certain limitations. For example, if the Company designates that $100 million of deposits be invested in 5-year fixed-rate investments, and on the day such investment is confirmed by the TD Depository Institutions the prevailing fixed yield for the applicable 5-year U.S. dollar LIBOR-based swaps is 1.45%, then the Company will earn a gross fixed yield of 1.45% on that portion of the portfolio (before any deductions for interest paid to clients, the servicing fee to the TD Depository Institutions and the cost of FDIC insurance premiums). Under the IDA agreement, in the event that (1) the federal funds effective rate is established at 0.75% or greater and (2) the rate on 5-year U.S. dollar interest rate swaps is equal to or greater than 1.50% for 20

STOCK OWNERSHIP AND RELATED INFORMATION

consecutive business days, then the rate earned by the Company on new fixed-rate notional investments will be reduced by 20% of the excess of the 5-year U.S. dollar swap rate over 1.50%, up to a maximum of 0.10%.
Under the IDA agreement, the yield on floating-rate investments is calculated daily based on the greater of the following rates published by the Federal Reserve: (1) the interest rate paid by Federal Reserve Banks on balances held in excess of required reserve balances and contractual clearing balances under Regulation D and (2) the daily effective federal funds rate.
The interest rates paid to clients are set by the TD Depository Institutions and are not linked to any index. The servicing fee to the TD Depository Institutions under the IDA agreement is equal to 25 basis points on the aggregate average daily balance in the IDA accounts, subject to adjustment as it relates to deposits of less than or equal to $20 billion kept in floating-rate investments or in fixed-rate notional investments with a maturity of up to 24 months (“short-term fixed-rate investments”). For floating-rate and short-term fixed-rate investments, the servicing fee is equal to the difference of the interest rate earned on the investments less the FDIC premiums paid (in basis points), divided by two. The servicing fee has a floor of 3 basis points (subject to adjustment from time to time to reflect material changes to the TD Depository Institutions’ leverage costs) and a maximum of 25 basis points.
In the event the marketing fee computation results in a negative amount, the Company must pay the TD Depository Institutions the negative amount. This effectively results in the Company guaranteeing the TD Depository Institutions revenue equal to the servicing fee on the IDA agreement, plus the reimbursement of FDIC insurance premiums. The marketing fee computation under the IDA agreement is affected by many variables, including the type, duration, principal balance and yield of the fixed-rate and floating-rate investments, the prevailing interest rate environment, the amount of client deposits and the yield paid on client deposits. Because a negative marketing fee computation would arise only if there were extraordinary movements in many of these variables, the maximum potential amount of future payments the Company could be required to make under this arrangement cannot be reasonably estimated. Management believes the potential for the marketing fee calculation to result in a negative amount is remote.

(2)
In consideration of the performance by TD of the call center services, the Company pays TD, on a monthly basis, an amount approximately equal to TD’s monthly cost. Either party may terminate this agreement without cause and without penalty by providing 24 months’ prior written notice.

(3)
TD Ameritrade, Inc. is a party to a referral and strategic alliance agreement with TD Bank, N.A. and TD Wealth Management Services, Inc. (“TDWMS”), a wholly-owned subsidiary of TD. The strategic alliance agreement has a term of five years beginning February 1, 2010 and is automatically renewable for successive three-year terms, provided that it may be terminated by any party upon 180 days’ prior written notice. Under the agreement, TD Bank, N.A. promotes TD Ameritrade, Inc.’s brokerage services to its clients using a variety of marketing and referral programs and TDWMS referred its existing brokerage account clients to TD Ameritrade, Inc. while TDWMS discontinued its brokerage operations. TD Bank, N.A. clients that open brokerage accounts at TD Ameritrade, Inc. and TDWMS clients that elected to transfer their accounts to TD Ameritrade, Inc. are considered program clients. TD Ameritrade, Inc. retains a fee for providing brokerage services to the program clients, and the program’s net margin is shared equally between TD Ameritrade, Inc. and TD Bank, N.A.

(4)
In connection with its brokerage business, the Company engages in securities borrowing and lending with TD Securities, Inc. (“TDSI”). The transactions with TDSI are subject to the same collateral requirements as transactions with other counterparties.

STOCK OWNERSHIP AND RELATED INFORMATION

(5)
The order routing agreement has a term ending October 31, 2015, and is automatically renewable for successive one-year terms, provided that it may be terminated by either party upon 90 days' prior written notice. Under the agreement, TDAC provides TDW Canada order routing services for U.S. equity and option orders to U.S. brokers and market centers with which TDW Canada has order execution arrangements. TDAC retains a percentage of the net order routing revenue it receives on TDW Canada trades and remits the remainder to TDW Canada.

(6)
In exchange for cash management services provided by TD Bank USA to clients of TD Ameritrade, Inc., the Company pays service-based fees agreed upon by the parties. This agreement will continue in effect as long as the IDA agreement remains in effect, provided that it may be terminated by TD Ameritrade, Inc. without cause upon 60 days’ prior written notice to TD Bank USA.

(7)
Under this agreement, TDAC provides clearing services to clients of TDW UK that trade in U.S. equity securities. In exchange for such services, TDW UK pays TDAC a per-trade commission. The agreement has an initial term of ten years beginning July 16, 2010 and will automatically renew for consecutive two-year terms, provided that either party may give written notice of its intent not to renew at least 180 days prior to the end of the initial term or any renewal term.

(8)
Certain directors and executive officers, and members of their immediate families, maintain margin trading accounts with the Company as permitted by applicable law. Margin loans to these individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

(9)
On June 11, 2009, immediately following the closing of the Company’s acquisition of thinkorswim Group Inc. (“thinkorswim”), the Company completed the sale of thinkorswim Canada, Inc. (“thinkorswim Canada”) to TDW Canada. In connection with the sale of thinkorswim Canada, the Company and TDW Canada entered into a trading platform hosting and services agreement. The agreement had an initial term of five years beginning June 11, 2009 and automatically renews for additional periods of two years, unless either party provides notice of non-renewal to the other party at least 90 days prior to the end of the then-current term. Because this agreement represents contingent consideration to be paid for the sale of thinkorswim Canada, the Company recorded a $10.7 million receivable for the fair value of this agreement. Under the agreement, TDW Canada uses the thinkorswim trading platform and TD Ameritrade, Inc. provides the services to support the platform. In consideration for the performance by TD Ameritrade, Inc. of all its obligations under this agreement, TDW Canada pays TD Ameritrade, Inc., on a monthly basis, a fee based on average client trades per day and transactional revenues. Fees earned under the agreement are recorded as a reduction of the contingent consideration receivable until the receivable is reduced to zero, and thereafter will be recorded as fee revenue. As of September 30, 2014, the receivable balance for this agreement was approximately $4.5 million, a reduction of $2.0 million from September 30, 2013.

(10)
The Company and TD are a party to a trademark license agreement that requires the Company to use the TD trademark and logo as part of the Company’s corporate identity. The following is a summary of selected provisions of the trademark license agreement.

The Company is required to use the TD Ameritrade name in the U.S. as its exclusive corporate entity name and to use the TD logo in connection with the TD Ameritrade name in the U.S. in corporate identity and marketing materials.
The Company has a worldwide (except in Canada) license to use the name and trademark “TD” as part of the trademark, service mark, trade name, corporate name or domain name “TD Ameritrade” in connection with the Company’s business of providing securities brokerage services to retail traders, individual investors and registered

STOCK OWNERSHIP AND RELATED INFORMATION

investment advisors. TD has agreed not to use the TD mark or any trademarks, service marks, trade names, corporate names and domain names incorporating the TD mark in connection with any business or activity providing securities brokerage services to retail traders, individual investors and registered investment advisors in the U.S., as so restricted by the Stockholders Agreement.
TD and the Company jointly own the TD Ameritrade name. The Company has agreed to be responsible for the registration, maintenance and prosecution of any trademark applications and registrations for the TD Ameritrade name. The Company and TD have each agreed to be responsible for 50% of the costs and expenses associated with the registration, maintenance and prosecution of the TD Ameritrade trademark.
The Company has agreed to indemnify TD for liability incurred by TD as a result of the Company’s (and any of its sublicensees’) breach of its obligations under the trademark license agreement. TD has agreed to indemnify the Company for liability incurred by the Company so long as the Company’s actions are in accordance with the terms of the trademark license agreement and the Company’s use of the TD Ameritrade name or the TD logo is in a jurisdiction where TD has trademark applications or registrations or is using or has used the TD trademark or logo.
The term of the trademark license agreement is 10 years from January 24, 2006, and is automatically renewable for additional periods of 10 years, unless earlier terminated pursuant to the terms of the agreement.

(11)
TD and the Company are party to a license agreement pursuant to which TD granted the Company an exclusive license to use the TDWaterhouse.com Internet domain name for redirection to the Company’s home page as well as the rights to include links to international TD Waterhouse Internet domain names. In exchange for those rights, the Company agreed to not transfer the rights to the domain names and to use commercially reasonable efforts to include a link on the homepage of the Company to the international TD Waterhouse websites. The term of the URL license agreement is 10 years from January 24, 2006 unless mutually extended. Either party may terminate the agreement if the trademark license is terminated or the other party materially breaches the agreement. The Company has the right to terminate the agreement for any reason upon 30 days’ prior written notice.

(12)
The Company, the Ricketts holders and TD are parties to a registration rights agreement, pursuant to which the Ricketts holders and TD are granted rights to be included in registrations of Company common stock, as follows.

The Company has granted the Ricketts holders and TD, together, the right to demand registration of the shares of Company common stock held by them on nine separate occasions. Six of the nine demand rights, including two shelf registrations, are allocated to TD, and three of the nine demand rights, including one shelf registration, are allocated to the Ricketts holders.
The Company has also agreed that if at any time the Company proposes to file a registration statement with respect to any offering of its securities for its own account or for the account of any stockholder who holds its securities (subject to certain exceptions) then, as expeditiously as reasonably possible (but in no event less than 20 days prior to the proposed date of filing such registration statement), the Company shall give written notice of such proposed filing to all holders of securities subject to registration rights pursuant to the registration rights agreement, or registrable securities, and such notice shall offer the holders of such registrable securities the opportunity to register such number of registrable securities as each such holder may request in writing. The registration rights granted in the registration rights agreement are subject to customary restrictions such as minimums, blackout periods and limitations on the number of shares to be included in any underwritten offering imposed by the managing underwriter. In addition, the registration rights agreement contains other limitations on the timing and ability of stockholders to exercise demands.

STOCK OWNERSHIP AND RELATED INFORMATION

The Company has agreed to pay all registration expenses, including the legal fees of one counsel for the stockholders exercising registration rights under the registration rights agreement, but excluding underwriting discounts, selling commissions, stock transfer taxes and any other legal fees of such stockholders.
(13) A son and a daughter-in-law of Mr. Gerber each were employed by the Company during fiscal 2014 and received compensation ranging from approximately $148,000 to $149,000.

PROPOSAL NO. 2 — ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with the Company’s business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to the Company’s earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.
Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the board of directors believe that our compensation design and practices are effective in implementing our guiding principles. At the 2014 Annual Meeting, our stockholders approved the say-on-pay proposal with more than 94% of the total votes cast voting in favor.
As required by Section 14A of the 1934 Act, we are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement. This advisory vote on executive compensation proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. We currently hold our say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. The next advisory vote on the frequency of the say-on-pay vote will occur no later than the 2017 Annual Meeting.
As this is an advisory vote, the result will not be binding on the Company, the board of directors or the Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“EY”) has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2015. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Where no instructions are indicated, properly executed and unrevoked proxies will be voted “FOR” the ratification of EY as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015.
Representatives of EY are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

F e e s P a i d t o I n d e p e n d e n t A u d i t o r
The following table presents fees billed by EY for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended September 30, 2014 and 2013, and fees for other services rendered by EY during those periods.

	2014	2013
Audit Fees	$3,992,979	$3,968,797
Audit-Related Fees	661,585	580,290
Total	$4,654,564	$4,549,087
Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the Company’s financial statements included in the Company’s Form 10-K, the quarterly reviews of financial statements included in the Company’s Forms 10-Q and the audits of our subsidiaries required by regulation.
Audit-Related Fees. Audit-related services include fees for third-party service organization internal control audit services, SEC registration statement services, benefit plan audits, consultation on accounting standards or transactions and business acquisitions.
Tax Fees. EY did not provide any tax services during 2014 and 2013.
All Other Fees. EY did not provide any other services during 2014 and 2013.
The Audit Committee considers whether the provision of audit-related, tax and other non-audit services are compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2014 and 2013 were compatible.
We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

P o l i c y o n A u d i t C o m m i t t e e P r e -
A p p r o v a l o f A u d i t a n d N o n - A u d i t
S e r v i c e s of I n d e p e n d e n t R e g i s t e r e d
P u b l i c A c c o u n t i n g F i r m
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.

The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2014 and 2013, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

R e p o r t o f t h e A u d i t C o m m i t t e e

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the 1934 Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

The Audit Committee evidenced its completion of and compliance with the duties and responsibilities set forth in the Audit Committee charter through a formal written report dated and executed as of November 20, 2014. A copy of that report is set forth below.

November 20, 2014

The Board of Directors
TD Ameritrade Holding Corporation

Fellow Directors:

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting process. The Audit Committee conducted its oversight activities for TD Ameritrade Holding Corporation and subsidiaries (“TD Ameritrade”) in accordance with the duties and responsibilities outlined in the audit committee charter. The Audit Committee annually reviews the NYSE standard of independence for audit committees and its most recent review determined that the committee meets that standard.

TD Ameritrade management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Registered Public Accounting (RPA) firm, Ernst & Young LLP, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Corporate Audit Department and management of TD Ameritrade Holding Corporation, has fulfilled its objectives, duties and responsibilities as stipulated in the audit committee charter and has provided adequate and appropriate independent oversight and monitoring of TD Ameritrade's systems of internal control for the fiscal year ended September 30, 2014.

These activities included, but were not limited to, the following significant accomplishments during the fiscal year ended September 30, 2014:

• Reviewed and discussed the audited financial statements with management and the external auditors.

•    Discussed with the external auditors the matters requiring discussion by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, and Rule 2.07 of Regulation S-X, including matters related to the conduct of the audit of the financial statements.

• Received written disclosures and letter from the external auditors required by applicable requirements of the PCAOB, and discussed with the auditors their independence.

In reliance on the Committee's review and discussions of the matters referred to above, the Audit Committee recommends the audited financial statements be included in TD Ameritrade's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted,

TD Ameritrade Holding Corporation Audit Committee

Marshall A. Cohen, Chairman
Karen E. Maidment
Wilbur J. Prezzano
Allan R. Tessler

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next Annual Meeting, stockholder proposals must be received no later than September 4, 2015 by the secretary of the Company at the Company’s principal executive office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the secretary no earlier than October 15, 2015 and no later than November 14, 2015. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. SEC rules permit those persons we have named as proxies to vote in their discretion on stockholder proposals that are not submitted in compliance with the Company’s Bylaws, if such matters are brought before the Annual Meeting notwithstanding such noncompliance.

HOUSEHOLDING PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and accompanying materials. This means that only one copy of the Internet Availability Notice or paper copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in your household. If you would like to receive a separate Internet Availability Notice or copies of this Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the following address:

TD Ameritrade Holding Corporation
200 South 108th Avenue
Omaha, NE 68154
Attention: Investor Relations
(800) 237-8692

ANNUAL REPORT

The Annual Report of the Company containing financial statements for the fiscal year ended September 30, 2014 is provided with this Proxy Statement.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders and does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders come before the Annual Meeting, the proxies in the enclosed form will confer discretionary authority on the persons named as proxies to vote in their discretion with respect to such matters.
The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares.

By Order of the Board of Directors
Ellen L.S. Koplow, Secretary

Omaha, Nebraska
January 2, 2015

REVOCABLE PROXY OF HOLDERS
OF COMMON STOCK

TD AMERITRADE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TD AMERITRADE HOLDING CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 12, 2015 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby appoints each of Ellen L.S. Koplow, William J. Gerber and Fredric J. Tomczyk, with full power of substitution, as proxies to represent and to vote as designated on the reverse of this card all of the shares of common stock of TD Ameritrade Holding Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters facility, 200 South 108th Avenue, Omaha, Nebraska, on Thursday, February 12, 2015, at 9:00 a.m., Central Standard Time, and at any postponement or adjournment of said meeting and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof, and to vote in his or her discretion on any other matters that may come before the meeting or any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR the following proposal:

1.	ELECTION OF CLASS I DIRECTORS.
(1) W. Edmund Clark
(2) Karen E. Maidment
(3) Mark L. Mitchell
(4) Fredric J. Tomczyk
( ) For All    ( ) Withhold All        ( ) For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

_____________________________________

The Board of Directors recommends that you vote FOR the following proposals:

2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION.
( ) FOR    ( ) AGAINST        ( ) ABSTAIN

3.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2015.

( ) FOR    ( ) AGAINST        ( ) ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE HEREIN, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for February 12, 2015 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Dated: _____________________________________

___________________________________________
(Signature)

___________________________________________
(Signature if held jointly)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, partnership or LLC, please sign in the full corporate, partnership or LLC name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend this meeting.    ( ) YES        ( ) NO